Exhibit 10.1

PURCHASE AND SALE AGREEMENT

WINDSOR GREEN AT ANDOVER

311 AND 319 LOWELL STREET

ANDOVER, MASSACHUSETTS

Date:   June 14, 2013

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	6.7.3	Survival	12

ARTICLE 7 CLOSING			12

7.1	Closing Date		12

7.2	Title Transfer and Payment of Purchase Price		12

7.3	Seller’s Closing Deliveries		12

7.4	Buyer’s Closing Deliveries		14

ARTICLE 8 CONDITIONS TO CLOSING			15

8.1	Conditions to Seller’s Obligations		15

8.2	Conditions to Buyer’s Obligations		15

8.3	Waiver of Failure of Conditions Precedent		15

8.4	Approvals Not a Condition to Buyer’s Performance		16

ARTICLE 9 REPRESENTATIONS AND WARRANTIES			16

9.1	Buyer’s Representations		16

	9.1.1	Buyer’s Authorization	16

	9.1.2	Buyer’s Financial Condition	16

9.2	Seller’s Representations		16

	9.2.1	Seller’s Authorization	16

	9.2.2	Litigation	17

	9.2.3	Contracts	17

	9.2.4	Leases	17

	9.2.5	Violations	17

	9.2.6	Personal Property	17

	9.2.7	Pending Condemnation	17

	9.2.8	Executive Order 13224	17

9.3	General Provisions		18

	9.3.1	No Representation as to Leases	18

	9.3.2	Definition of “Seller’s Knowledge” and “Written Notice” to Seller	18

	9.3.3	Seller’s Representations Deemed Modified	18

	9.3.4	Seller’s Recertification of Seller’s Warranties	18

	9.3.5	Notice of Breach; Seller’s Right to Cure	18

	9.3.6	Survival; Limitation on Seller’s Liability	19

ARTICLE 10 COVENANTS			20

10.1	Buyer’s Covenants		20

	10.1.1	Buyer’s Indemnity; Delivery of Reports	20

10.2	Seller’s Covenants		20

	10.2.1	Contracts	20

	10.2.2	Maintenance of Property	20

	10.2.3	Termination of Management Agreement	20

	10.2.4	Leasing	21

	10.2.5	Lease Enforcement	21

10.3	Mutual Covenants		21

	10.3.1	Confidentiality	21

	10.3.2	Publicity	21

	10.3.3	Broker	21

	10.3.4	Tax Protests; Tax Refunds and Credits	22

10.4	Survival		22

ARTICLE 11 DEFAULT			22

11.1	Buyer’s Default		22

11.2	Seller’s Default		23

ARTICLE 12 CONDEMNATION/CASUALTY			23

12.1	Condemnation		23

	12.1.1	Right to Terminate	23

	12.1.2	Assignment of Proceeds	24

12.2	Destruction or Damage		24

12.3	Insurance		24

12.4	Effect of Termination		24

12.5	Waiver		25

ARTICLE 13 ESCROW			25

ARTICLE 14 MISCELLANEOUS			26

14.1	Assignment		26

14.2	Designation Agreement		26

14.3	Survival/Merger		27

14.4	Integration; Waiver		27

14.5	Governing Law		27

14.6	Captions Not Binding; Exhibits	27

14.7	Binding Effect	27

14.8	Severability	27

14.9	Notices	27

14.10	Counterparts	29

14.11	No Recordation	29

14.12	Additional Agreements; Further Assurances	29

14.13	Construction	29

14.14	Business Day	29

14.15	Maximum Aggregate Liability	30

14.16	JURISDICTION	30

14.17	WAIVER OF JURY TRIAL	30

14.18	Facsimile Signatures	30

14.19	Riders	31

14.20	Attorneys’ Fees	31

14.21	Windsor	31

14.22	Exchange Transaction	31

EXHIBITS

Schedule 1	Index of Defined Terms
Schedule 2	List of Due Diligence Items
Exhibit A	Legal Description
Exhibit B	List of Contracts
Exhibit C	Form of As-Is Certificate and Agreement
Exhibit D	Form of Deed
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment of Leases
Exhibit G	Form of Assignment of Intangible Property
Exhibit H	Form of Notice to Tenants
Exhibit I	Form of Notice to Vendors
Exhibit J	Form of FIRPTA Affidavit
Exhibit K	Survey
Exhibit L	Notices of Litigation, Governmental Violations and Condemnation
Exhibit M	Confidentiality Agreement
Exhibit N	Schedule of Personal Property
Exhibit O	List of Leases
Exhibit P	Title Commitment

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made to be effective as of June 14, 2013, by WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company (formerly known as Criterion Andover Apartments, L.P., a Delaware limited partnership) (“Seller”), and HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean an entity which controls Buyer or is controlled by or under common control with Buyer,

“Broker” shall mean Jones Lang LaSalle Americas, Inc.

“Buyer’s Representative” shall mean Buyer, its partners, members, shareholders or trustees and any officers, directors, employees, agents and counsel of Buyer, its partners, members, shareholders or trustees.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean July 15, 2013, or such earlier date on which Seller and Buyer may agree in writing for closing of the Transaction, provided the Buyer shall have the one-time right to extend the Closing Date by not more than ten (10) additional days by delivering written notice of such extension to the Seller not later than 5:00 p.m. E.D.S.T. on Wednesday, July 10, 2013, and by posting an additional $500,000.00 deposit (the “Extension Deposit”) with the Escrow Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated March 29, 2013, attached hereto as Exhibit M and incorporated herein by this reference, the terms of which shall continue and be fully applicable during the term of this Agreement and, if longer, the term therein specified.

“Contracts” shall mean all service, supply, maintenance and utility agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property, all as described in Exhibit B attached hereto and incorporated herein by this reference, and any additional contracts, subcontracts and agreements entered into in accordance with the terms of Section 10.2.1 hereof.

“Deemed to Know” (or words of similar import, whether or not such words may be capitalized) shall mean that: Buyer shall be deemed to know:  (a) of the existence of a fact or circumstance, to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, or any studies, tests, reports, or analyses prepared by, for or otherwise obtained by Buyer or Buyer’s Representative in connection with the Property; and (b)  that a representation or warranty of Seller is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representative in connection with the Property contains information which is inconsistent with such representation or warranty.

“Designated Representative” shall mean Christina Reale, Asset Manager and Assistant Vice President.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer prior to Closing or otherwise allow Buyer access to prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents and the Property Documents, as well as any other documents that are publicly available.

“Due Diligence” shall mean examinations, inspections, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring at 5:00 p.m. E.D.S.T. on June 18, 2013.

“Escrow Agent” shall mean Commonwealth Land Title Insurance Company, whose mailing address is 131 Dartmouth Street, Suite 501, Boston, MA 02116, Attention:  William Bonaccorso (617) 912-0956.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all shall mean all leases for tenants leasing residential apartment units at the Real Property.

“MHPFB” shall mean the Massachusetts Housing Partnership Fund Board.

“Other Property Rights” shall mean, collectively, Seller’s interest in and to all of the following, if any, if and to the extent the same are assignable by Seller without any expense or other liability to Seller and are in effect as of the Closing Date:  (a) any rights, licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property, but specifically excluding Seller’s or any affiliate’s right to the name “Windsor”; and (b) guaranties and warranties with respect to any portion of the Property.

“Permitted Exceptions” shall mean and include all of the following:  (a) applicable zoning, building and land use Laws, (b) unless Buyer timely objects to any thereof as provided in Section 4.1.1 hereof:  (i) the Title Documents, (ii) facts disclosed in the Survey, and (iii) any matters about which Buyer knows or is Deemed to Know prior to the expiration of the Due Diligence Period; (c) facts that would be disclosed by a physical inspection of the Property; (d) tax liens not yet due and payable; (e) any exceptions to title caused by Buyer, its agents, Representative or employees; (f) such other exceptions to title as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity by Seller or otherwise; (g) the rights of the tenants under the Leases and (h) any matters deemed to constitute additional Permitted Exceptions under Section 4.1.1 hereof.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller (excluding any computers, any computer software or programs which either (x) are licensed to Seller or Property Manager, or (y) Seller or Property Manager deem proprietary), located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including, without limitation, those items of tangible personal property listed on Exhibit N attached hereto and incorporated herein by reference, and (b) all non-confidential books, records and files maintained by Seller’s property manager at the Property (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, property condition reports, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, and attorney-client privileged documents) relating exclusively to the Property.

“Project” shall mean that certain apartment project consisting of 193 apartment units located on the Real Property.

“Property” shall mean, collectively:  (a) the Real Property; (b) the Personal Property; (c) Seller’s interest as landlord in all Leases; (d) if and to the extent assignable by Seller without any expense to Seller, the Contracts; and (e) the Other Property Rights.

“Property Documents” shall mean, collectively:  (a) the Leases; (b) the Contracts; and (c) any other documents or instruments which constitute or otherwise create any portion of the Property.

“Property Manager” shall mean Windsor Property Management Company.

“Real Property” shall mean that certain parcel of real estate legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements and strips or gores of land adjacent thereto.

“Regulatory Agreement” shall mean that certain Chapter 40B Regulatory and Affordable Housing Agreement for Limited Dividend Organizations dated February 14, 2008 by and between Seller and the Massachusetts Housing Partnership Fund Board.

“Seller Cure Limit” shall mean the sum of $50,000.00, which sum shall be the aggregate amount available to cure breaches of Seller’s Warranties as provided in Section 9.3.5 and Section 10.2.5 hereof.

“Seller Parties” shall mean and include, collectively:  (a) Seller; (b) its counsel; (c) Broker; (d) the Property Manager; (e) any direct or indirect equity owner, officer, shareholder, trustee, director, employee or agent of Seller, Seller’s partners or members, or Seller’s partners’ or members’ partners or members, counsel to any of the foregoing, Broker or Seller’s property manager; (f) any other entity or individual affiliated or related in any way to any of the foregoing; and (g) the Designated Representative.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 hereof and in any documents executed by Seller for the benefit of Buyer in connection with Closing.

“Survey” shall mean the survey listed and described on Exhibit K attached hereto and incorporated herein by reference.

“Tax Year” shall mean the real estate tax year for the Town of Andover, Essex County, Massachusetts.

“Title Commitment” shall mean Title Commitment No. 13-7393 from the Title Company dated June 2, 2013, a copy of which is attached hereto as Exhibit P and incorporated herein by reference.

“Title Company” shall mean Commonwealth Land Title Insurance Company, whose mailing address is 131 Dartmouth Street, Suite 501, 1400, Boston, MA 02116, Attention:  William Bonaccorso (617) 912-0956, williamb@bonaccorsolaw.com

“Title Documents” shall mean all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage and any other recorded documents relating to the Real Property that have been made available to Buyer.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

ARTICLE 2

SALE OF PROPERTY

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the Permitted Exceptions and the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3

PURCHASE PRICE

The purchase price (the “Purchase Price”) to be paid by Buyer for the Property is Sixty Two Million Five Hundred Thousand and no/100ths Dollars ($62,500,000.00).  The Purchase Price shall be paid in the following manner:

3.1                               Deposit Money.  Upon the full execution and delivery of this Agreement, Buyer shall deposit with Escrow Agent earnest money in the amount of One Million and no/100ths Dollars ($1,000,000.00) (the “Initial Deposit”) in immediately available funds.  If Buyer fails to deposit the Initial Deposit within three (3) days of the full execution and delivery of this Agreement, Seller may elect to terminate this Agreement by delivering written notice thereof to Buyer and neither party shall have any further rights or obligations at law or equity except for those rights and obligations which expressly survive the termination of this Agreement.  If Buyer does not terminate this Agreement pursuant to ARTICLE 5, then Buyer shall deliver to Escrow Agent the additional sum of One Million and no/100ths Dollars ($1,000,000.00) (the “Additional Deposit”) in immediately available funds within three (3) business days after expiration of the Due Diligence Period.  The Initial Deposit and the Additional Deposit, and the Extension Deposit, if applicable, together with all interest earned thereon, are collectively referred to in this Agreement as the “Deposit”.  The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of ARTICLE 13.  Any interest earned on the Deposit shall be considered a part of the Deposit.  Except as otherwise set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

3.2                               Cash at Closing.  On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price, subject to the prorations and adjustments set forth in ARTICLE 6 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing, in immediately available funds by wire transfer as more particularly set forth in Section 10.2.

ARTICLE 4

TITLE MATTERS

4.1                               Title Defects.

4.1.1                     Certain Exceptions to Title.  Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions (herein collectively called the

“Other Exceptions”) shown on the Title Commitment, Title Documents and Survey by written notice to Seller given no later than seven (7) business days before the end of the Due Diligence Period, and to any Other Exceptions first appearing on any subsequent update to the Title Commitment, Title Documents or Survey within five (5) business days after Buyer obtains knowledge thereof or is Deemed to Know of their existence, but in any event no later than the Closing Date.  Unless Buyer shall timely object to such Other Exceptions, all such Other Exceptions shall be deemed to constitute additional Permitted Exceptions.  Any Other Exceptions that are timely objected to by Buyer shall be herein collectively called the “Title Objections.”  Seller shall, at Closing, remove or cause to be removed any Title Objections to the extent (and only to the extent) that such Title Objections are (A) mortgage financing documentation, or (B) mechanics’ or materialmen’s liens which relate to work performed by or on behalf of Seller and liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) which are removable by payment of liquidated and ascertainable amounts (collectively, the “Required Clearance Exceptions”).  In addition, Seller may elect (but shall not be obligated) to remove, or cause to be removed, at its expense, any other Title Objections.  Seller shall be entitled to a reasonable extension of the Closing (not to exceed thirty (30) days) for the purpose of the removal of any Required Clearance Exceptions or other Title Objections, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections.  To the extent that the same do not constitute Required Clearance Exceptions, Seller shall notify Buyer in writing within three (3) business days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same.  If Seller is unable to remove or cause the Title Company to endorse over any Required Clearance Exceptions (after using reasonable efforts as provided in Section 10.2.5) or any Other Objections (as to which Seller has elected to remove or cause the Title Company to endorse over) prior to the Closing, or if Seller elects not to remove or cause the Title Company to endorse over one or more Title Objections, Buyer may elect to either (a) terminate this Agreement in its entirety by notice given to Seller (1) on the Closing Date if Seller is unable to remove or cause the Title Company to endorse over any such Title Objections, or (2) within four (4) business days after notice from Seller of its election not to remove or to cause the Title Company to endorse over any such Title Objections, in either which event the Deposit shall be refunded to Buyer and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions”, and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

4.1.2                     Discharge of Title Objections.  If on the Closing Date there are any Required Clearance Exceptions or any other Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall either:  (a) deliver to Buyer at the Closing instruments in recordable form sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments; or (b) cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

4.2                               Title Insurance.  At Closing and at Buyer’s sole cost and expense, the Title Company shall issue to Buyer an Owner’s Form title insurance policy with extended coverage endorsement over the standard printed exceptions where available, in the form that is customary in the Commonwealth of Massachusetts (collectively, the “Owner’s Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer, subject to the Permitted Exceptions.  Buyer shall be entitled to request that the Title Company provide coinsurance or reinsurance or such endorsements or amendments to the Owner’s Title Policy and Survey as Buyer may reasonably require, provided that (a) such coinsurance, reinsurance, endorsements or amendments shall be at no cost to, and shall impose no additional liability on, Seller, and (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such coinsurance, reinsurance, endorsements or amendments and, if Buyer is unable to obtain such coinsurance, reinsurance, endorsements or amendments, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of any such requirements of Buyer.

ARTICLE 5

BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1                               Buyer’s Inspections and Due Diligence.  Buyer acknowledges that during the Due Diligence Period, Buyer has conducted, and shall continue to conduct, such Due Diligence as Buyer deems necessary or appropriate.  Buyer further acknowledges that on or prior to the date hereof, Buyer has received, or has been provided access to, the items list on Schedule 2, attached hereto.

5.2                               Termination of Agreement During Due Diligence Period.  If Buyer is not, in its sole and absolute discretion, satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement in its entirety by written notice to Seller given in accordance with the provisions of Section 14.9 hereof at any time prior to 6:00 p.m. E.D.S.T. on the last day of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, Buyer shall be entitled to the return of the Deposit.  In the event Buyer fails to terminate this Agreement prior to expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this ARTICLE 5.

5.3                               Confidentiality.  The terms and conditions of that certain Confidentiality Agreement dated March 29, 2013, a copy of which is attached hereto and incorporated into this Agreement.  Such Confidentiality Agreement will survive the termination of this Agreement and shall survive the Closing (and not be merged therein).

5.4                               Property Sold “As Is”.

(a)                                 Buyer acknowledges and agrees that (i) the Property is being sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price; (ii) except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence; and (iii) Buyer has confirmed independently all information that it considers material to its purchase of the Property or the Transaction.  Buyer specifically acknowledges that, except for Seller’s Warranties, Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to any matter whatsoever.  Buyer further acknowledges and agrees that, except for Seller’s Warranties, Seller is not under any duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Buyer, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist.

(b)                                 Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of Law or to comply with the requirements of any insurer.

(c)                                  Except as expressly provided hereinbelow in this Subsection (c), Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from, and waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i)                                     any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representative; and

(ii)                                  any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Closing Date and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, and environmental condition of the Property;

(iii)                               provided, however, that the release and waiver set forth in this Section 5.4(c) is not intended and shall not be construed to affect or impair any rights or remedies under this Agreement that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties or of any covenant of Seller expressly set forth in this Agreement.

(d)                                 Buyer acknowledges and agrees that the provisions of this ARTICLE 5 were a material factor in Seller’s acceptance of the Purchase Price and that while Seller has provided the Documents and cooperated with Buyer, Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 5.4(c).

5.5                               Buyer’s Certificate.  Buyer shall deliver to Seller, at the Closing, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference, confirming and certifying Buyer’s acceptance and acknowledgement of all matters set forth in this ARTICLE 5.

5.6                               Survival.  Notwithstanding anything to the contrary herein, the provisions of this ARTICLE 5 shall survive the Closing and shall not be merged therein.

ARTICLE 6

ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made for the Project as of 11:59 p.m. E.D.S.T. on the day before the Closing Date (the “Cut-Off Time”):

6.1                               Lease Rentals and Other Revenues.

6.1.1                     Definition of “Revenues”.  For purposes of this ARTICLE 6, the term “Revenues” shall mean all rents due from the tenants under the Leases (including without limitation all pass-through payments due from tenants for utilities) and all other revenue derived from the Project (including periodic payments to Seller under telephone and cable provision agreements and the like but excluding any initial inducement payments made to Seller under such agreements).

6.1.2                     Revenues.  Seller shall be entitled to all Revenues attributable to any period through the Cut-Off Time.  Buyer shall be entitled to all Revenues attributable to any period after the Cut-Off Time.  Prorations for Revenues shall be calculated and paid at such time as required by Section 6.7 hereof; provided that there shall be no credit to Buyer for Revenues delinquent as of the Cut-Off Time.  After Closing, Buyer shall make a good faith, reasonable effort to collect any Revenues due but not collected as of the Cut-Off Time on Seller’s behalf and, if Buyer so collects such Revenues, Buyer shall tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Revenues collected by Buyer after the Cut-Off Time shall first be applied to all amounts due Buyer at the time of collection (i.e., current Revenues and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller for periods prior to the Cut-Off Time.  Buyer shall not have an exclusive right to collect the sums due Seller under the Leases, and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property, provided, however, that Seller shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease.  Buyer agrees to deliver to Seller, on or before the tenth (10th) day of each calendar month from and after the Closing Date through and including the ninetieth (90th) day following the Closing Date, a written report as to the status of collections from all tenants who were delinquent as of the Closing Date, and if such report is not timely delivered, Buyer shall deliver such report to Seller within five (5) days after Seller’s written request therefor.

6.2                               Real Estate and Personal Property Taxes and Other Fees and Assessments.  Real estate taxes (the “Taxes”) for the Property shall be prorated based upon the amounts actually payable during the Tax Year in which Closing occurs.  If the Taxes have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such Taxes which relates to the period before the Cut-Off Time, and Buyer shall pay the Taxes prior to their becoming delinquent.  If the actual amount of the Taxes shall not have been finally determined as of the Closing Date, such apportionment made with respect to Taxes shall be based upon an estimate of the Taxes obtained by Seller from its real estate tax consultant.  To the extent that the actual amount of Taxes differs from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves in accordance with Section 6.7 below; provided, however, that Buyer shall be solely responsible for any penalties or interest that may be assessed due to Buyer’s late payment of Taxes.  Seller shall pay all installments of special assessments due and payable on or before the Closing Date, and Buyer shall pay all installments of special assessments due and payable after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed as of the date hereof.

6.3                               Other Property Operating Expenses.  Operating expenses for the Property (including without limitation license and permit fees for assignable or transferable licenses and permits, if any) shall be prorated as of the Cut-Off Time.  Seller shall pay all utility charges and other operating expenses attributable to the Property prior to the Cut-Off Time (except for those utility charges and operating expenses payable directly by tenants to the providers thereof), and Buyer shall pay all utility charges and other operating expenses attributable to the Property after the Cut-Off Time.  Prorations for all items of Property operating expenses shall be calculated and paid at such time as required by Section 6.7.  Following the Closing Date, and pending final settlement pursuant to Section 6.7, (i) Buyer shall pay when due all invoices issued for Property operating expenses (except for invoices entirely attributable to the period prior to the Cut-Off Time, which shall be forwarded to Seller for payment), subject to final settlement pursuant to Section 6.7, and (ii) Seller and Buyer shall cooperate with each other to effect the transfer of Property owner responsibilities under the Contracts, utility accounts and applicable licenses and permits.  Seller shall not assign to Buyer any deposits which Seller has made with any utility services or companies servicing the Property,  all of which, together with any amounts on deposit with governmental authorities in connection with development of or improvements to the Property, which shall remain the property of the Seller.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at the Cut-Off Time.

6.4                               Tenant Deposits, Fees and Charges.  At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of all cash security deposits then held by Seller under Leases less any administrative or similar charges to which Seller may be entitled under applicable Law. Seller shall not assign to Buyer and shall retain all non-refundable deposits, fees, or charges made by tenants under Leases, including without limitation, move-in fees, cleaning fees, redecorating fees, administrative fees, amenity fees, laundry revenue and pet fees, and there shall be no proration of such items.

6.5                               Closing Costs.  Except as expressly provided to the contrary in this Section 6.5, Buyer shall pay all its costs and expenses associated with the Transaction, including, without limitation:  (a) all premiums and charges of the Title Company for insurance, coinsurance or reinsurance for the Owner’s Title Policy or any lender’s title policy or any endorsements to the Owner’s Title Policy or any lender’s title policy; (b) revisions to the Survey required by the Buyer; (c) recording and filing charges in connection with any loan placed on the Property by Buyer; (d) one/half (½) of all closing or escrow charges charged by Escrow Agent; (e) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys; (f) all lenders’ fees and charges related to any financing to be obtained by Buyer; (g) any brokerage commission due Buyer’s broker; and (h) all fees due its attorneys.  Seller shall pay:  (i) documentary transfer tax stamps; (j) all fees due its attorneys; (k) the commission due Broker; (l) all costs incurred in connection with causing the Title Company to remove any Required Clearance Exceptions or to remove any other Title Objections to the extent Seller elects to remove any such matter; and (m) one/half (½) of all closing or escrow charges charged by Escrow Agent.  The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6                               Lease Expenses.  Seller shall retain responsibility for and shall pay when and as due all lease or apartment finder fees and commissions payable with respect to Leases to tenants whose move-in date occurred on or before the Closing Date.  Buyer shall be responsible for and shall pay when and as due all lease or apartment finder fees and commissions payable with respect to Leases to tenants whose move-in date occurred after the Closing Date.  A list of the fore-going charges fees and commissions will be reviewed and allocated by the parties as a Closing proration.

6.7                               Closing Proration Calculation; Delivery of Operating and Other Financial Statements.

6.7.1                     Apportionment of Income and Expense.  At Closing, notwithstanding anything to the contrary that may be contained in this Agreement, apportionment of the items of income and expense described in Section 6.1 and Section 6.3, shall be made solely as described in this Section 6.7.  Within ninety (90) days following the

Closing Date, the parties shall calculate the actual amounts of income and expense described in Section 6.1 and Section 6.3 attributable to the month in which Closing occurs and shall make a final adjustment of the estimated proration made at Closing.  Any sum that may be owed by one party to the other party as a result of such adjustment shall be paid by the owing party to the other party within thirty (30) days after such final adjustment is made.

6.7.2                     Reconciliation.  To account for any adjustments made at Closing pursuant to this ARTICLE 6 that prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the time of initial adjustment), the parties shall make a final proration one hundred eighty (180) days following the Closing Date, and the party in whose favor any net error was made, shall pay to the other party the sum necessary to correct such error within thirty (30) days after expiration of such one hundred eighty (180) day period (except in the case of real estate property taxes, in which case, such final proration and payment shall be made within thirty (30) days after receipt of the final tax bill for Proratable Taxes or the disposition of any appeal thereof).

6.7.3                     Survival.  The provisions of this Section 6.7 shall survive the Closing and not be merged therein.

ARTICLE 7

CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1                               Closing Date.  Subject to Seller’s right to extend the Closing as provided in this Agreement, Closing shall occur on the Closing Date and shall be through escrow.  Time is of the essence with respect to the Closing Date.

7.2                               Title Transfer and Payment of Purchase Price.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer against payment of the Purchase Price as set forth below.  Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in ARTICLE 3 by wire transfer of immediately available funds to the account or accounts designated by Seller for payment of the Purchase Price no later than 1:00 p.m. E.D.S.T., as confirmed by transmittal to Seller of the Federal Reserve Wire Reference Number for the transfer.

7.3                               Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered the following:

(a)                                 Deed.  A quitclaim deed for the Project substantially in the form of Exhibit D attached hereto and incorporated herein by this reference (the “Deed”) executed and acknowledged by Seller.

(b)                                 Bill of Sale.  A bill of sale for the Project in the form of Exhibit E attached hereto and incorporated herein by this reference (the “Bill of Sale”) executed by Seller.

(c)                                  Assignment of Leases.  An assignment and assumption of Leases for the Project, in the form of Exhibit F attached hereto and incorporated herein by this reference (the “Assignment of Leases”) executed by Seller.

(d)                                 Assignment of Intangible Property.  An assignment and assumption of the Contracts and the Other Property Rights for the Project (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit G attached hereto and incorporated herein by this reference (the “Assignment of Intangible Property”) executed by Seller.

(e)                                  Notice to Tenants.  A single form letter for the Project in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be delivered by Seller on the day of Closing to each tenant under the Leases.

(f)                                   Notice to Vendors.  A single form letter for the Project in the form of Exhibit I attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Seller on or prior to Closing to each contractor under the Contracts.

(g)                                  Non-Foreign Status Affidavit.  A non-foreign status affidavit for the Project in the form of Exhibit J attached hereto and incorporated herein by this reference, as required by Section 1445 of the Code, executed by Seller.

(h)                                 Evidence of Authority.  Documentation to establish, to the Title Company’s reasonable satisfaction, the due authorization of Seller’s execution of all documents contemplated by this Agreement.

(i)                                     Other Documents.  A closing statement executed by Seller and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j)                                    Keys and Original Documents.  Keys, fob passes or codes to all locks and security features on the Real Property in Seller’s or Property Manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

(k)                                 Consent of the MHPFB.  Written consent to the sale of the Property from the MHPFB as required in Section 10(a) of the Regulatory Agreement.

(l)                                     Easement Estoppel.  In addition, Seller shall undertake commercially-reasonable efforts to obtain an estoppel from the Lot 2 Owner described in Section 17 of that Restatement of Declaration and Grant of Easements, Rights and Restrictions dated April 28, 2005, recorded at the Massachusetts Essex County Registry of Deeds in Book 9483, Page 11.

The items to be delivered by Seller in accordance with the terms of Section 7.3(a) through (k) shall be delivered to Escrow Agent no later than 5:00 p.m. E.D.S.T. on the last business day prior to the Closing Date, and the items to be delivered by Seller in accordance with the terms of Section 7.3(j) shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4                               Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)                                 Purchase Price.  The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)                                 Assignment of Leases.  The Assignment of Leases executed by Buyer.

(c)                                  Assignment of Intangible Property.  The Assignment of Intangible Property executed by Buyer.

(d)                                 Buyer’s As-Is Certificate.  The certificate of Buyer required under ARTICLE 5 hereof, as set forth in Exhibit C attached hereto and incorporated herein.

(e)                                  Evidence of Authority.  Documentation to establish, to the Title Company’s reasonable satisfaction, the due authorization of Buyer’s acquisition of the Property and execution of all documents contemplated by this Agreement.

(f)                                   Buyer’s Assumption of Obligations and Duties Under the Regulatory Agreement.  A written statement from the Buyer required under Section 10(a) of the Regulatory Agreement that the Buyer will assume Seller’s obligations and duties under the Regulatory Agreement.

(g)                                  Other Documents.  A closing statement executed by Buyer and such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof, and the items to be delivered by Buyer in accordance with the terms of Sections 7.4(b) — (f) shall be delivered to Escrow Agent no later than 5:00 p.m. E.D.S.T. on the last business day prior to the Closing Date.

ARTICLE 8

CONDITIONS TO CLOSING

8.1                               Conditions to Seller’s Obligations.  Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)                                 Representations True.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)                                 Buyer’s Financial Condition.  No petition shall have been filed by or against Buyer or an Affiliate under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(c)                                  Buyer’s Deliveries Complete.  Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2                               Conditions to Buyer’s Obligations.  Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Buyer by an express written waiver, at its sole option:

(a)                                 Representations True.  Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended or modified as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)                                 Title Conditions Satisfied.  At the time of the Closing, title to the Property shall be as required by ARTICLE 4 of this Agreement; and

(c)                                  Seller’s Deliveries Complete.  Seller shall have delivered all of the documents to be executed by Seller and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3                               Waiver of Failure of Conditions Precedent.  At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively.  By closing the Transaction, Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.2.  In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of ARTICLE 11 hereof.

8.4                               Approvals Not a Condition to Buyer’s Performance.  Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of ARTICLE 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, or (d) endorsements to the Owner’s Title Policy, or (e) financing for acquisition of the Property.  Notwithstanding the foregoing, delivery of the MHPFB consent listed in Section 7.3(k) is a condition to Buyer’s performance.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1                               Buyer’s Representations.  Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1                     Buyer’s Authorization.  Buyer (a) was formed or organized and is validly existing and in good standing under the laws of its state of formation or organization and, prior to Closing, the state in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder.  This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2                     Buyer’s Financial Condition.  No petition has been filed by or against Buyer or an Affiliate under the Federal Bankruptcy Code or any similar state or federal Law.

9.2                               Seller’s Representations.  Seller represents and warrants to Buyer as follows:

9.2.1                     Seller’s Authorization.  Seller (a) was formed and is validly existing and in good standing under the laws of its state of formation and the state in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder.  This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2                     Litigation.  Except as listed in Exhibit L attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially and adversely affect Buyer or the Property following the Closing.

9.2.3                     Contracts.  As of the date of this Agreement, Seller has not entered into any contracts or agreements for services (including equipment leases) to or for the Property which will be binding upon Buyer after the Closing, other than the Contracts listed in Exhibit B attached hereto.

9.2.4                     Leases.  As of the date of this Agreement, Seller has not entered into any Leases other than the Leases listed on Exhibit O attached hereto.  The rent roll set forth in Exhibit O is true, accurate and complete in all material respects.

9.2.5                     Violations.  Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit L attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any Law or change in zoning applicable to the Property.

9.2.6                     Personal Property.  The Personal Property is free and clear of liens, security interests and other encumbrances (except for any Personal Property subject to equipment leases that are listed on Exhibit B).

9.2.7                     Pending Condemnation.  Except as listed in Exhibit L, Seller has not been served with legal process in connection with any pending condemnation proceeding with respect to the Property.

9.2.8                     Executive Order 13224.  Neither Buyer, nor any assignee of Buyer, nor any Person holding any legal or beneficial interest whatsoever in Buyer, or in any assignee of Buyer, is included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in

Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended.

9.3                               General Provisions.

9.3.1                     No Representation as to Leases.  Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder, and none of the foregoing shall be conditions precedent to Buyer’s obligations hereunder.

9.3.2                     Definition of “Seller’s Knowledge” and “Written Notice” to Seller.  All references in this Agreement to “Seller’s knowledge” or words of similar import shall refer only to the conscious actual knowledge of the Designated Representative and shall not be construed to refer to the knowledge of any other member, officer, director, shareholder, employee, agent, property manager or representative of Seller, its partners or members (including, without limitation, Seller’s counsel and Broker), or of any affiliate of any of the foregoing, or to impose or have imposed upon the Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including without limitation the Documents or the contents of files maintained by the Designated Representative.  There shall be no personal liability on the part of the Designated Representative arising out of any representations or warranties made herein.  All references herein to “written notice” having been given to Seller shall include only those notices received at the Property by Seller’s property manager.

9.3.3                     Seller’s Representations Deemed Modified.  To the extent that Buyer knows or is Deemed to Know prior to the expiration of the Due Diligence Period that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.4                     Seller’s Recertification of Seller’s Warranties.  At Closing, Seller shall remake Seller’s Warranties as of the date of Closing (with such modifications as may be required to reflect any changes in the matters represented by Seller), which remade Seller’s Warranties shall be subject to Section 9.3.1, Section 9.3.2 and Section 9.3.3.

9.3.5                     Notice of Breach; Seller’s Right to Cure.  If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  If at or prior to the Closing, Seller obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five

(5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  In either such event, Seller shall have the right (but not the obligation except to the extent required by Section 10.2.5 hereof) to cure such misrepresentation or breach and shall be entitled to a reasonable extension of the Closing (not to exceed sixty (60) days) for the purpose of such cure.  Subject to performance of Seller’s obligations set forth in Section 10.2.5 hereto, if Seller is unable or unwilling to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either:  (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price; or (b) to terminate this Agreement in its entirety by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.  If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.  The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties exceed, or are reasonably estimated to exceed, Twenty-five Thousand Dollars ($25,000.00) (the “Materiality Threshold”).

9.3.6                     Survival; Limitation on Seller’s Liability.  The representations and warranties made by Seller in Section 9.2 shall survive the Closing and not be merged therein for a period of one-hundred and eighty (180) days (the “Claims Survival Period”), and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the expiration of the Claims Survival Period.  Anything in this Agreement to the contrary notwithstanding, the Maximum Aggregate Liability of Seller for Seller’s breaches of representations and warranties herein or in any documents executed by Seller at Closing shall be limited to Two Hundred Thousand Dollars ($200,000.00) as set forth in Section 14.15 hereof.  Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is Deemed to Know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are less than, or are reasonably estimated to aggregate less than, the Materiality Threshold of Twenty-Five Thousand Dollars ($25,000.00).

ARTICLE 10

COVENANTS

10.1                        Buyer’s Covenants.  Buyer hereby covenants as follows:

10.1.1              Buyer’s Indemnity; Delivery of Reports.  Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Losses arising out of or resulting from the breach by Buyer of the terms of the Access Agreement, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.  Buyer shall deliver promptly to Seller, at Seller’s request, copies of all third-party reports commissioned by or on behalf of Buyer evidencing the results of its Due Diligence.

10.1.2              Buyer shall use its best efforts to obtain any consents or approvals it is required to obtain from the MHPFB in this Agreement and shall use its best efforts to assist Seller in obtaining any similar consents and approvals required to be obtained by Seller hereunder.

10.2                        Seller’s Covenants.  Seller hereby covenants as follows:

10.2.1              Contracts.  Without Buyer’s prior consent, which consent shall not be unreasonably withheld, between the expiration of the Due Diligence Period and the Closing Date, Seller shall not extend, renew, replace or modify any Contract unless such contract (as so extended, renewed, replaced or modified) is terminable by the owner of the Property without penalty on not more than thirty (30) days’ advance notice, or is entered into in the ordinary course of business, in accordance with past practices, and is for a term of less than one (1) year.  In any event, Seller shall assign to Buyer at Closing all of Seller’s rights under (i) an existing service contract with Otis Elevator Company and (ii) those of the Contracts that Buyer notifies Seller in writing on or before expiration of the Due Diligence Period that Buyer wishes to have assigned to it, unless Seller is relieved of any obligation to make such assignment by a provision hereof; and Seller shall cause to be cancelled at Closing all other Contracts.

10.2.2              Maintenance of Property.  Except to the extent Seller is relieved of such obligations by ARTICLE 12 hereof, between the expiration of the Due Diligence Period and the Closing Date, Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property.

10.2.3              Termination of Management Agreement.  As of the Closing Date, Seller shall terminate and satisfy all obligations of Owner under Seller’s property management agreement.  Seller and Property Manager shall have the right to remove all furniture, equipment, supplies and other tangible Personal Property from the office maintained by Property Manager, together with all of their proprietary software and licensed software from computers at the Property.

10.2.4              Leasing.  Pending Closing, Seller may continue to lease vacant residential units at the Property in accordance with Seller’s business judgment, including, without limitation, adjustment of lease offering terms to respond to market conditions.

10.2.5              Lease Enforcement.  Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reasons of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

10.2.6              Seller shall use its best efforts to assist Buyer in obtaining any consents or approvals Buyer is required to obtain from the MHPFB in this Agreement.

10.3                        Mutual Covenants.

10.3.1              Confidentiality.  The Access Agreement is hereby incorporated in this Agreement by reference and Seller and Buyer agree to continue to be bound by the terms thereof binding on such parties.

10.3.2              Publicity.  Seller and Buyer each hereby covenant that:  (a) prior to Closing, neither Seller nor Buyer, nor any of their respective Representatives, consultants or affiliates shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer, or any of their respective Representative, consultants or affiliates that provides more information than would be available in the public records as a result of the Closing shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld).  If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.  As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.3              Broker.  Seller and Buyer expressly acknowledge that Broker has acted as Seller’s exclusive broker with respect to the Transaction and with respect to this Agreement and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker.  Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Losses suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction.  Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Losses suffered or incurred by Seller as a result of any claims by any party (other than Broker) claiming to have represented Buyer as broker in connection with the Transaction.

10.3.4              Tax Protests; Tax Refunds and Credits.  Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of Taxes and real estate taxes for the Property for all prior Tax Years.  Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable in all Tax Years after the Tax Year in which the Closing occurs.  Either Seller or Buyer may require a contest of the Taxes, but Seller shall control any such process as above provided.  All real estate tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with obtaining such tax refund or credit; and second, apportioned between Buyer and Seller as follows:

(a)                                 with respect to any refunds or credits attributable to the Taxes, such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such Tax Year that each party owned the Property (with title to the Property being deemed to have passed as of the Cut-Off Time);

(b)                                 with respect to any refunds or credits attributable to real estate taxes assessed for any Tax Year prior to the Tax Year in which the Closing occurs, Seller shall be entitled to the entire refunds and credits; and

(c)                                  with respect to any refunds or credits attributable to real estate taxes assessed for any Tax Year after the Tax Year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

10.4                        Survival.  The provisions of this ARTICLE 10 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11

DEFAULT

11.1                        Buyer’s Default.  If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder, then Seller may elect, as its sole and exclusive remedy, either to:  (a) terminate this Agreement in its entirety by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction.  If this Agreement is so terminated, then Seller shall be entitled to retain the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section or provision herein that expressly provides that it survives the termination of this Agreement.

11.2                        Seller’s Default.  If, on or before the Closing Date, (i) Seller is in default of any of its obligations hereunder, or (ii)  the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Buyer may elect, as its sole and exclusive remedy, to:  (a) terminate this Agreement in its entirety by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section or provision herein that expressly provides that it survives the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction; or (c) seek specific performance of this Agreement by Seller, Buyer specifically acknowledging that Buyer shall have no right to damages pursuant to this Section 11.2 or otherwise under this Agreement.  As a condition precedent to exercise by Buyer of any right Buyer may have to bring an action for specific performance hereunder, Buyer must commence such an action within thirty (30) days after the occurrence of Seller’s default.  Buyer agrees that its failure timely to commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by Buyer of its right to commence an action for specific performance. Seller and Buyer expressly acknowledge that a breach of any of Seller’s Warranties arising prior to the Closing Date shall not constitute a “default”  for purposes of this Section 11.2 and that any such breach shall be modified by Section 9.3.3,  as applicable,  and subject to Section 9.3.5 above.

ARTICLE 12

CONDEMNATION/CASUALTY

12.1                        Condemnation.

12.1.1              Right to Terminate.  If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Project is taken by eminent domain (or is the subject of a pending taking in which Seller has been served with legal process, but which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, either Buyer or Seller shall have the right to terminate this Agreement in its entirety by giving written notice to the other no later than ten (10) days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election.  The failure by Buyer and Seller to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement.  For purposes hereof, a “significant portion” of the Project shall mean any interest in the Project except a de minimis interest the taking of which has no material effect on the use or operation of such Project.

12.1.2              Assignment of Proceeds.  If (a) neither Seller nor Buyer elects to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all costs and expenses, including attorneys’ fees and costs, incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

12.2                        Destruction or Damage.  In the event any portion of the Project is damaged or destroyed by casualty prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof.  If any such damage or destruction (a) is an insured casualty and (b) would cost less than five percent (5%) of the Purchase Price to repair or restore (a “Non-Material Casualty”), then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein.  In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy less all costs and expenses, including attorneys’ fees and costs, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the “Realization Costs”), and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction.  In the event the Project is damaged or destroyed prior to the Closing Date by a casualty that is not a Non-Material Casualty, then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its option, to terminate this Agreement in its entirety.  Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the “Election Notice”), and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election.  The failure by Buyer to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement.  In the event Buyer elects not to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer all of Seller’s right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible or self-insured amount (less the Realization Costs) under Seller’s casualty insurance policy.

12.3                        Insurance.  Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

12.4                        Effect of Termination.  If this Agreement is terminated pursuant to Section 12.1 or Section 12.2, the Deposit, subject to, and except as otherwise provided in Section 3.1 above, shall be returned to Buyer.  Upon such refund, this Agreement shall terminate in its entirety and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.5                        Waiver.  The provisions of this ARTICLE 12 supersede the provisions of any applicable Laws with respect to the subject matter of this ARTICLE 12.

ARTICLE 13

ESCROW

The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), together with all interest earned thereon, shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)                                 The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)                                 If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)                                  If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits and all interest earned thereon to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this ARTICLE 13(c).  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits and the interest earned thereon, the Escrow Agent shall give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)                                 The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Losses incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e)                                  Buyer shall pay any income taxes on any interest earned on the Escrow Deposits.  Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is                     .

(f)                                   The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits and the interest earned thereon, in escrow, and shall disburse the Escrow Deposits, and the interest earned thereon, pursuant to the provisions of this ARTICLE 13.

ARTICLE 14

MISCELLANEOUS

14.1                        Assignment.  Buyer shall not assign this Agreement or its rights hereunder to any individual or entity, except an affiliate of Buyer, without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void ab initio.  In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder, and Buyer shall provide Seller written notice and a copy of such assignment at least five (5) business days before Closing.

14.2                        Designation Agreement.  Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.  Escrow Agent (“Agent”) is either:  (x) the person responsible for closing the Transaction (as described in the Reporting Requirements); or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).  Accordingly:

(a)                                 Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction.  Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)                                 Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

(c)                                  Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number.  Seller acknowledges that any failure by Seller to provide

Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.  Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 20-1345501.

(d)                                 Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which the Closing occurs.

14.3                        Survival/Merger.  Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4                        Integration; Waiver.  This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding among the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  No waiver by any party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts.

14.6                        Captions Not Binding; Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.8                        Severability.  If any term or provision of this Agreement or the application thereof to any Persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9                        Notices.  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or upon receipt (or refusal of delivery) after being mailed by prepaid certified mail, return receipt requested, to the address for each party set forth below.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

Hamilton Green Apartments, LLC

c/o The Hamilton Company Inc.

39 Brighton Avenue

Boston, MA  02134

Attention:  Carl A. Valeri, President

Telephone:  (617) 783-0039

Facsimile:  (617) 783-0568

WITH A COPY TO:

Saul Ewing LLP

131 Dartmouth Street, Suite 501

Boston, MA  02116

Attn:  Sally E. Michael, Esq.

Telephone:  (617) 723-3300

Facsimile:  (617) 723-4151

IF TO SELLER:

Windsor Green at Andover LLC

c/o GID

125 High Street, High Street Tower, 27th Floor

Boston, MA  02110

Attention:  Christina Reale, Asset Manager and Assistant Vice President

Telephone:  (617) 854-6652

Facsimile:  (617) 589-9504

WITH A COPY TO:

GID

125 High Street

High Street Tower, 27th Floor

Boston, MA  02110

Attention:  Robert S. Farrington, Jr., Esq., Senior Vice President, Legal

Telephone:  (617) 854-6694

Facsimile:  (617) 557-1429

IF TO ESCROW AGENT:

Commonwealth Land Title Insurance Company

131 Dartmouth Street, Suite 501

Boston, MA  02116

Attention:  William Bonaccorso

Telephone:  (617) 912-0956

Facsimile:  (617) 367-3417

14.10                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11                 No Recordation.  Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees:  (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith; and (b) to indemnify Seller against all Losses incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

14.12                 Additional Agreements; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.13                 Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

14.14                 Business Day.  As used herein, the term “business day” shall mean any day other than a Saturday, Sunday or any federal or Commonwealth of Massachusetts holiday.  If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

14.15                 Maximum Aggregate Liability.  Prior to Closing, the liabilities of the parties shall be governed by Section 9.3.3, Section 9.3.5 and ARTICLE 11 hereof, as applicable.  Once Closing has occurred, notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction or the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties or any other representations or covenants under this Agreement made by Seller for which a claim is timely made by Buyer) shall not exceed Two Hundred Thousand Dollars ($200,000.00) in actual damages suffered by Buyer arising directly as a result of such breach by Seller, the parties agreeing that Seller shall have no liability whatsoever for matters waived by Buyer pursuant to Section 9.3.6 hereof or for consequential or punitive damages, and no claim may be made by Buyer unless Buyer’s damages are reasonably estimated to aggregate more than the Materiality Threshold of Twenty-Five Thousand Dollars ($25,000.00).  The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.  Any claim by Buyer against Seller as described in this Section 14.15 must be made by notice to Seller given prior to the expiration of the Claims Survival Period.

14.16                 JURISDICTION.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF ESSEX, COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

14.17                 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

14.18                 Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

14.19                 Riders.  Any riders attached to this Agreement are incorporated in this Agreement by reference.

14.20                 Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith.

14.21                 Windsor.  There is expressly excluded from the Transaction:  (i) the names “Windsor”, “Windsor Communities” and any variation thereof; (ii) all computers used in connection with the operation of the Property and all computer software; (iii) all operating and marketing materials, records and reports which are proprietary to the operation and management of the Property by Windsor Property Management Company; and (iv) any text, graphics, artwork or photographs of the exterior or interior of the Property located at [www.windsorcommunities/apartments/boston/andover/].  Buyer shall temporarily cover all signage from the Property utilizing or containing the name Windsor within two (2) business days of Closing.  Buyer shall permanently remove all signage from the Property utilizing or containing “Windsor” within thirty (30) days after the Closing Date, failing which Seller may remove all such signage, at Buyer’s expense, upon fifteen (15) days’ prior written notice.  The provisions of this Section 14.21 shall survive the Closing.

14.22                 Exchange Transaction.  Buyer and Seller agree to cooperate with each other so that Seller may dispose of the Property and/or Buyer may acquire the Buyer in a transaction intended to qualify in whole or in part as a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.  Such cooperation shall include, but not be limited to, executing and delivering any and all documents required by the exchange trustee or intermediary; provided, however, that the non-exchanging party shall not be required to incur any additional expense other than to de minimis extent (unless the exchanging party agrees to reimburse the non-exchanging party for same at the Closing) or liability as a result of such cooperation, exchange or assignment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.

SELLER:

WINDSOR GREEN AT ANDOVER LLC, a
Delaware limited liability company

By:
Name:
Title:

BUYER:

HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company

By:	NewReal, Inc., a Massachusetts corporation,
its Manager

By:
	Name:	Ronald Brown
	Title:	President

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of ARTICLE 13 and Section 14.2.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

Schedule 1

Index of Defined Terms

Term	Reference
Additional Deposit	3.1
Agent	14.2
Agreement	Introductory Paragraph
Assignment of Intangible Property	7.3(d)
Assignment of Leases	7.3(c)
Bill of Sale	7.3(b)
Broker	Article 1
business day	14.14
Buyer	Introductory Paragraph
Buyer’s Representative	Article 1
Buyer’s Work	5.3
Claims Survival Period	9.3.6
Closing	Article 1
Closing Date	Article 1
Code	Article 1
Confidentiality Agreement	Article 1
Contracts	Article 1
Cut-Off Time	Article 6
Deed	7.3(a)
Deemed to Know	Article 1
Deposit	3.1
Designated Representative	Article 1
Documents	Article 1
Due Diligence	Article 1
Due Diligence Period	Article 1
Election Notice	12.2
Escrow Agent	Article 1
Escrow Deposits	Article 13
Governmental Authority	5.3
Initial Deposit	3.1
Laws	Article 1
Leases	Article 1
Losses	5.3
Materiality Threshold	9.3.5
Non-Material Casualty	12.2
Other Exceptions	4.1.1
Other Property Rights	Article 1
Owner’s Title Policy	4.2
Permitted Exceptions	Article 1
Person	Article 1
Personal Property	Article 1
Proceedings	14.16

S1-1

Term	Reference
Project	Article 1
Property	Article 1
Property Documents	Article 1
Property Manager	Article 1
Purchase Price	Article 3
Real Property	Article 1
Realization Costs	12.2
Release	10.3.2
Reporting Person	14.2(a)
Reporting Requirements	14.2
Required Clearance Exceptions	4.1.1
Revenues	6.1.1
Seller	Introductory Paragraph
Seller Cure Limit	Article 1
Seller Parties	Article 1
Seller’s Knowledge	9.3.2
Seller’s Warranties	Article 1
significant portion	12.1.1
Survey	Article 1
Tax Year	Article 1
Title Commitment	Article 1
Title Company	Article 1
Title Documents	Article 1
Title Objections	4.1.1
Transaction	Article 1

S1-2

Schedule 2

List of Due Diligence Items

Operating Statements for last 3 years and 2013

Rent Roll

Current Utility Bills

Current Real Estate Tax Bills

Staff compensation

Existing Title Policy, Property Exceptions and/or Easements

Existing Survey and Legal Description

Third Party Warranties/Guarantees in Effect

Lease Agreement

Phase I Environmental Report

Site Evaluation Report

12 month lease expiration report

Windsor Green Regulatory Agreement with MHP

2012 Computation of Excess Equity

S2-1

Exhibit A

LEGAL DESCRIPTION

Parcel 1 (311 Lowell Street):

A certain parcel of land with the buildings and improvements thereon in Andover, Essex County, Massachusetts, and being shown as Lot 2 on a plan entitled “Plan of Land, 307 & 311 Lowell Street, Andover, Massachusetts” by Otte & Dwyer, Inc., Land Surveyors, dated June 21, 2004, recorded with the Essex North Registry of Deeds on June 30, 2004, as Plan No. 14808.

Parcel 2 (319 Lowell Street):

The land with the buildings thereon situated on Lowell Street in Andover, No. Essex County, Massachusetts and being shown as Lot 3 on a plan of land entitled “Plan of Land in Andover, Mass. as surveyed for John Bolten” drawn by McCracken Bros. Engineers, Methuen, Mass., Scale l” = 20’ dated January 7, 1947 and recorded in No. Essex County Registry of Deeds as Plan #1692, to which plan reference is made for a more particular description of Lot 3 as affected by taking by the Commonwealth of Massachusetts for the relocation of Lowell Street dated December 4, 1956 and recorded in the Registry in Book 856, Page 100 as affected by an entry dated June 25, 1957 and recorded in the Registry in Book 858, Page 84.

A-1

Exhibit B

LIST OF CONTRACTS

Service	Vendor

ADMINISTRATIVE EXPENSES

Equipment Leasing Expense	Pitney Bowes (postage machine)
Internet Services — Office	Comcast
Telephone — Office, Elevator, Call Boxes, 911	Verizon/Sprint
Telephone — Fire Alarms	N/A
Telephone — Answering Service	Quick Phone
Copy Machine	Canon Business Solutions
Otis Spunkmeyer/Cookies
Water Cooler	Poland Springs
Alarm Monitoring — Office	ACT
Alarm Monitoring — Shop	ACT
Minol/Sub-metering Company	Minol
Minol/UEM bill pay Company	N/A
Credit Retriever/Applicant Credit Check Co.	Credit Retriever
Collection Agency	FCO

MARKETING EXPENSES

Advertising — Print Ad	Apt Guide
Advertising — Other	Classified Ventures
Advertising — Other	Move.com
Advertising — Other	Rent.com
Advertising — Other	forRent.com
Advertising — Other	Peoplewithpets.com

SERVICE EXPENSES

Pest Contract	N/A
Termite Contract/Bond	N/A
Trash Contract	EL Harvey & Sons
Compactor Rental Agreement	N/A
Recycling Contract	EL Harvey & Sons
Landscaping Contract	Preferred Landscaping
Fire Alarm Monitoring Contract	Cintas
Life Safety Contract (Fire Sprinkler, Alarms)	Cintas
Painting Contract	N/A
Cleaning Service Contract	Jani King
Elevator Contract	Otis
HVAC Contract for Common Areas	N/A
Key System	HandiTrack
Snow Removal	Preferred Landscaping

B-1

Exhibit C

FORM OF AS-IS CERTIFICATE AND AGREEMENT

THIS CERTIFICATE AND AGREEMENT (“Agreement”), is made as of the        day of June, 2013, by HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company (“Buyer”), to and for the benefit of WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company (“Seller”), and each of the Seller Parties (as defined herein).

RECITALS

Seller, as seller, and Buyer, as buyer, are parties to a Purchase and Sale Agreement (“Sale Agreement”) dated as of June     , 2013, which provides for the sale of certain real property (the “Property”) located in County of Essex, Commonwealth of Massachusetts, commonly known as Windsor Green at Andover and legally described on Exhibit A attached hereto and incorporated herein by this reference.  Any initially capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Sale Agreement; and

The Sale Agreement requires, inter alia, that, as a condition precedent to Seller’s obligations under the Sale Agreement, Buyer shall execute and deliver this Agreement to Seller at Closing.

NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby certifies and agrees as follows:

1.                                      For purposes of this Agreement, the following terms shall have the following meanings:

“Buyer’s Representative” shall mean Buyer, its partners and members, and any officers, directors, employees, agents, Representative and attorneys of Buyer, its partners or members.

“Deemed to Know” (or words of similar import, whether or not such words may be capitalized) shall have the following meaning:  (a) Buyer shall be “Deemed to Know” of the existence of a fact or circumstance to the extent that such fact or circumstance is disclosed by this Agreement, the Documents, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representative; and (b) Buyer shall be “Deemed to Know” that a representation or warranty is untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, or any studies, tests, reports or analyses prepared by or for or otherwise obtained by Buyer or Buyer’s Representative in connection with the Property contains information which is inconsistent with such representation or warranty.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer prior to Closing or otherwise allow Buyer access to prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, the Property Documents and the Property Condition Report.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute or otherwise create any portion of the Property.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Broker; (d) Seller’s property manager; (e) any direct or indirect equity owner, officer, director, employee, or agent of Seller, Seller’s partners or members, or Seller’s partners’ or members’ partners or members, counsel to any of the foregoing, Broker or Seller’s property manager; and (f) any other entity or individual affiliated or related in any way to any of the foregoing; and (g) the Designated Representative.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2 of the Sale Agreement and any documents executed by Seller for the benefit of Buyer in connection with Closing.

2.                                      Buyer acknowledges that, prior to the date hereof, (a) Seller has made available to Buyer and otherwise allowed Buyer access to the Property and the Documents; and (b) Buyer has conducted (or has waived its right to conduct) all such Due Diligence as Buyer considers necessary or appropriate.

3.                                      Buyer acknowledges and agrees that (a) the Property is being sold, and Buyer accepts possession of the Property on the date hereof, “AS IS, WHERE IS, WITH ALL FAULTS,” with no right of setoff or reduction in the Purchase Price; (b) except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence; and (c) Buyer has confirmed independently all information that it considers material to its purchase of the Property or the Transaction.  Buyer specifically acknowledges that, except for Seller’s Warranties, Buyer is not relying on (and Seller, each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to any matter whatsoever.  Buyer further acknowledges and agrees that, except for Seller’s Warranties, neither Seller nor Seller is under any duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Buyer, for itself and for its successors and assigns, hereby specifically waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist.

4.                                      Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller or Seller to make any changes, alterations or repairs to the Property or to cure any violations of Law or to comply with the requirements of any insurer.

5.                                      Except as expressly provided hereinbelow in this Section 5, Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from, and waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(a)                                 any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representative; and

(b)                                 any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the date hereof and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property.

The release and waiver set forth in this Section 5 is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller under the Sale Agreement as a result of a breach of any of Seller’s Warranties or of any covenant of Seller expressly set forth in the Sale Agreement.

6.                                      Buyer acknowledges and agrees that the provisions of this Agreement were a material factor in Seller’s acceptance of the Purchase Price, and while Seller has provided the Documents and cooperated with Buyer, Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 5.

7.                                      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.                                      If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, Buyer has executed this Agreement as of the date first set forth hereinabove.

HAMILTON GREEN APARTMENTS, LLC,
a Massachusetts limited liability company

By:	NewReal, Inc., a Massachusetts corporation
its Manager

By:
Name:
Title:

Exhibit D

FORM OF DEED

WHEN RECORDED RETURN TO:

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company, formerly known as CRITERION ANDOVER APARTMENTS, L.P., a Delaware limited partnership (“Grantor”), whose address is c/o GID, 125 High Street, High Street Tower, 27th Floor, Boston, MA  02110, for consideration paid in the amount of                                                                             and 00/100 ($                                        ) DOLLARS, grants to                                                       , a                                                           (“Grantee”) with its principal office located at                                                                                                     ,

with Quitclaim Covenants:

the land known and numbered as 311 Lowell Street (“Parcel 1”) and 319 Lowell Street (“Parcel 2”) located in Andover, Massachusetts, more particularly described on Exhibit A attached hereto, together with any improvements thereon (the “Property”),

Subject to and with the benefit of all easements, rights of way, encumbrances, liens, covenants, conditions and other matters of record to the extent that the same are now in force and applicable and as more particularly described on Exhibit B attached hereto.

Parcel 1 is subject to a non-disturbance zone in which no alteration of land or vegetation may occur.  The non-disturbance zone is shown on the plan entitled “Plan of Non-Disturbance Zone to Wetlands Per Order of Conditions No. 090-0853, 307 & 311 Lowell Street, Andover, Massachusetts,” dated March 24, 2005, prepared by H.W. Moore Associates, Inc., recorded with the Essex North Registry of Deeds (the “Registry”) as Plan # 15047, and as described in the Order of conditions recorded in the Registry at Book 9304, Page 216.  In accordance with said Order of Conditions, this language shall be incorporated in full into all future deeds, easements, mortgages, leases, licenses, occupancy agreements or any other instrument of transfer, whereby an interest in and/or a right to use the property or a portion thereof is conveyed.

For Grantor’s title, for Parcel 1 see Deed recorded with the Registry in Book 9483, Page 67 and for Parcel 2 see Deed recorded with the Registry in Book 9483, Page 69.

IN WITNESS WHEREOF, Grantor has set its hand and seal this                  day of June, 2013.

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF                               , ss.

On this              day of                               , 2013, before me, the undersigned notary public, personally appeared                                                 .                                              of Windsor Green at Andover LLC, a Delaware limited liability company, proved to me through satisfactory evidence of identification, which was                                                         , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as                                         .

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My commission expires:

EXHIBIT A

Parcel 1 (311 Lowell Street):

A certain parcel of land with the buildings and improvements thereon in Andover, Essex County, Massachusetts, being shown as Lot 2 on a plan entitled “Plan of Land, 307 & 311 Lowell Street, Andover, Massachusetts” by Otte & Dwyer, Inc., Land Surveyors, dated June 21, 2004, recorded with the Essex North Registry of Deeds on June 30, 2004, as Plan No. 14808.

Parcel 2 (319 Lowell Street):

The land with the buildings thereon situated on Lowell Street in Andover, No. Essex County, Massachusetts and being shown as Lot 3 on a plan of land entitled “Plan of Land in Andover, Mass. as surveyed for John Bolten” drawn by McCracken Bros. Engineers, Methuen, Mass., Scale l” = 20’ dated January 7, 1947 and recorded in No. Essex County Registry of Deeds as Plan #1692, to which plan reference is made for a more particular description of Lot 3 as affected by taking by the Commonwealth of Massachusetts for the relocation of Lowell Street dated December 4, 1956 and recorded in the Registry in Book 856, Page 100 as affected by an entry dated June 25, 1957 and recorded in the Registry in Book 858, Page 84.

EXHIBIT B

1.                          Terms and provisions of a lease by and between Windsor Green at Andover LLC, as Lessor, and STC Six Company, as Lessee, dated March 25, 2010, Notice of which is dated December 11, 2009 and recorded in Book 12082, Page 238, as affected by Memorandum of Lease Supplement by and between STC Six Company and Bell Atlantic Mobile of Massachusetts Corporation Ltd., dated October 27, 2010 and recorded in Book 12293, Page 93, as affected by Notice of Lease by and between STC Six Company and New Cingular Wireless PCS, LLC dated October 29, 2010 and recorded in Book 12380, Page 134, as affected by Notice of Site License Acknowledgement recorded in Book 11518, Page 144.

2.                          Taking by the Commonwealth of Massachusetts Department of Public Works for the relocation of Lowell Street and for access easement on Parcel 11-R-1 shown on Plan No. 6129 by Order dated November 26, 1969, and recorded in Book 1145, Page 150, as affected by Amendment to Access Easement Agreement dated April 28, 2005 and recorded in Book 9483, Page 41, as shown on the Survey entitled “ALTA/ACSM Land Title Survey”, in Andover, Mass., by Hayes Engineering, dated September 27, 2007, (“the Survey”)

3.                          Taking by the Commonwealth of Massachusetts Department of Public Works of an easement related to Parcel 11-RS-1 Easement to construct slopes of excavation and/or embankment in Parcel 11-RS-1 shown on Plan No. 6212 by Order dated May 27, 1970, and recorded in Book 1153, Page 684, as affected by Amendment to Access Easement Agreement dated April 28, 2005 and recorded in Book 9483, Page 41, as shown on the Survey entitled “ALTA/ACSM Land Title Survey”, in Andover, Mass., by Hayes Engineering, dated September 27, 2007, (“the Survey”)

4.                          Rights and easement granted in Reciprocal Easement Agreement between Andover Real Estate Corporation and Rolling Green Motor Inn Corporation dated September 22, 1982, and recorded in Book 1617, Page 187, as affected by Easement Relocation Agreement dated April 28, 2005 and recorded in Book 9483, Page 73, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

5.                          Easement from Dauphin Corporation to Harry Axelrod dated July 15, 1985, and recorded in Book 2005, Page 128, with respect to “Right of Way Easement 66’ Wide” shown on a plan entitled “Plan of Land in Andover, Mass., owned by Rolling Green Motor Inn Corp.” dated May 29, 1985 and recorded as Plan No. 9957 as affected by Declaration and Grant of Easements between Harry Axelrod and Lowell Street Associates Limited Partnership dated May 22, 1991 recorded with the Registry in Book 3274, Page 96, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

6.                          Rights and easement granted in Easement Agreement between Inncorp Development Limited Partnership and David Bruce Maddox, Trustee of Powers Realty Trust, dated September 30, 1988, and recorded in Book 2820, Page 81, as amended by the

Amendment to Access Easement Agreements recorded in Book 9483, Page 41, as affected by Confirmation Regarding Easement Agreement, dated May 8, 2007, recorded in Book 10750, Page 111, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

7.                          Rights granted in a Lease dated June 19, 1999, with Sprint Spectrum LP., as Tenant, Notice of which is recorded in Book 5691, Page 307.

8.                          Notice of Lease to Andtower, LLC dated April 28, 2005 and recorded in Book 9483, Page 59, as affected by Amendment to Notice of Lease dated April 28, 2005 and recorded in Book 9483, Page 132, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

9.                          Rights and easement granted in Easement to New England Telephone and Telegraph Company dated February 22, 2000, and recorded in Book 5691, Page 313, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

10.                   Rights and easement granted in Easement to Massachusetts Electric Company dated March 21, 2000, and recorded in Book 5708, Page 29, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

11.                   Terms and provisions of Declaration and Grant of Easement, Rights and Restrictions dated June 17, 2003 and recorded with the Registry in Book 7920, Page 113, as amended by Restatement of Declaration and Grant of Easements, Rights and Restrictions dated April 28, 2005 and recorded in Book 9483, Page 11, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

12.                   Grant of Utility Easement and Easement Agreement between Criterion Andover Apartments, L.P. and Yvon Cormier and Denise Enxing, Trustees of CA Investment Trust dated April 28, 2005 and recorded in Book 9483, Page 95, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

13.                    Grant of Easement between Comcast of Massachusetts I, Inc. and Criterion Apartments, LP, dated September 24, 2006, recorded in Book 10382, Page 207.

14.                    Easement to Verizon New England Inc., dated March 22, 2006, recorded in Book 10097, Page 46.

15.                    Easement to Massachusetts Electric Company, dated September 27, 2005, recorded in Book 9842, Page 154.

16.                   Matters disclosed on a survey entitled “ALTA/ACSM Land Title Survey in Andover, Mass.”, prepared by Hayes Engineering, dated September 27, 2007:  Gravel path shown at Northeast corner of Parcel 1 appears to run on and off insured premises and abutter’s premises.

17.                   Terms and provision of Chapter 40B Regulatory and Affordable Housing Agreement for Limited Dividend Organizations, between Criterion Andover Apartments LP and Massachusetts Housing Partnership Fund Board, dated February 15, 2008, recorded in Book 11067, Page 28.

18.                   Notice of Variance by the Andover Board of Appeals granted to Sprint Spectrum L.P., recorded in Book 5647, Page 199 (Decision No. 2956).

19.                   Order of Conditions from the Andover Conservation Commission (DEP File No. 090-0853) issued October 22, 2003 and recorded on January 14, 2005 in Book 9304, Page 216, as affected by a Certificate of Compliance, recorded in Book 10737, Page 79.

20.                   Notice of Variance by the Andover Board of Appeals granted to Rolling Green Motor Inn Corp. recorded in Book 1910, Page 234 (Decision No. 1699).

21.                   Decision for Comprehensive Permit by the Andover Board of Appeals recorded in Book 8447, Page 238, as affected by Certification of No Appeal recorded in Book 8447, Page 248, as affected by Decision Consenting to Proposed Transfer of Comprehensive Permit Decision No. 3312, Decision No. 3449, dated August 16, 2004 and recorded in Book 9082, Page 177; as affected by Finding of Insubstantial Change dated February 15, 2005 and recorded in Book 9417, Page 39; as affected by Decision to Extend and Determination of Insubstantial Changes, Decision No. 3451, dated August  16, 2004 and recorded in Book 9474, Page 141; as affected by Stipulation of Dismissal with Prejudice recorded in Book 9483, Page 1, as affected by Finding of Insubstantial Change by Town of Andover, (Comprehensive Permit #3312), issued to AND Development, LLC, dated April 25, 2005, recorded in Book 9554, Page 98. Also see Decision in Book 9696, Page 75, as affected by Decision of the Zoning Board of Appeals, Town of Andover, recorded in Book 10832, Page 31.

22.                   Notice of Decision by the Andover Zoning Board of Appeals granted to Altiostar Networks, Inc., recorded in Book 13434, Page 307 (Decision No. 4022).

23.                   Notice of Decision by the Zoning Board of Appeals of the Town of Andover recorded in Book 11995, Page 294.

29.                   Notice of Decision of the Town of Andover Zoning Board of Appeals dated March 3, 2011 and recorded in Book 12467, Page 239.

Exhibit E

FORM OF BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”), is made as of the        day of June, 2013, by and between WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company (“Seller”), and HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, by that certain Purchase and Sale Agreement (“Sale Agreement”) dated as of June     , 2013, by and between Seller and Buyer, Seller agreed to sell to Buyer certain real property, and the improvements located thereon (“Real Property”) as more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all improvements located thereon (“Real Property”); and

WHEREAS, by deed of even date herewith, Seller conveyed the Real Property to Buyer; and

WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.

NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET OVER and DELIVERED and by these presents does hereby GRANT, SELL, TRANSFER, SET OVER and DELIVER to Buyer, its legal Representative, successors and assigns, all of its right, title and interest in and to (a) all tangible personal property owned by Seller (excluding (i) all furniture, equipment, supplies and other tangible personal property located in the office maintained by Seller’s property manager, and (ii) computer software which either (x) is licensed to Seller or Seller’s property manager, or (y) Seller or Seller’s property manager deems proprietary), located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Real Property, internal analyses, marketing information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, and attorney-client privileged documents), relating to the Real Property (herein collectively called the “Personal Property”), to have and to hold, all and singular, the Personal Property unto Buyer forever.

This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller except as expressly set forth in the Sale Agreement and the documents executed in connection therewith.

If any term or provision of this Bill of Sale or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Bill of Sale

E-1

or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Bill of Sale shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale as of the date first set forth hereinabove.

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

E-2

Exhibit F

FORM OF ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES (“Assignment”), is made as of the        day of June, 2013, by and between WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company (“Assignor”), and HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, by Purchase and Sale Agreement (“Sale Agreement”) dated as of June     , 2013, by and between Assignor and Assignee, Assignor agreed to sell to Assignee certain real property, and the improvements located thereon (“Property”) as more particularly described in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and Assignee shall assume all of the obligations of Assignor under such leases from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                      Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest in, to and under the leases (“Leases”) with the tenants of the Property identified on Exhibit A attached hereto and incorporated herein by this reference.

2.                                      Assumption.  Assignee hereby assumes all liabilities and obligations of Assignor under the Leases arising or accruing after the date hereof.

3.                                      Miscellaneous.  This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal Representative, successors and assigns, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.                                      Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

F-1

5.                                      Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

HAMILTON GREEN APARTMENTS, LLC,
a Massachusetts limited liability company

By:	NewReal, Inc., a Massachusetts corporation
its Manager

By:
Name:
Title:

F-2

Exhibit G

FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (“Assignment”), is made as of the        day of June, 2013, by and between WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company (“Assignor”), and HAMILTON GREEN APARTMENTS, LLC, a Massachusetts limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, by Purchase and Sale Agreement (“Sale Agreement”) dated as of June      , 2013, by and between Assignor and Assignee, Assignor agreed to sell to Assignee certain real property, and the improvements located thereon (“Property”) as more particularly described in the Sale Agreement; and

WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee rights to certain intangible property and that Assignee shall assume all of the obligations of Assignor under such intangible property from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                      Assignment of Contracts, Licenses and Permits.  Assignor hereby assigns, sets over and transfers to Assignee all of its right, title and interest, if any, in, to and under (if and to the extent assignable by Assignor without expense to Assignor), (a) all service, supply, maintenance and utility agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property, all of which are listed in Exhibit A attached hereto and incorporated herein by this reference (herein collectively called the “Contracts”), (b) to the extent that the same are in effect as of the date hereof, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Property (excluding Seller’s right to the name “Windsor”) (herein collectively called the “Licenses and Permits”) and (c) any and all warranties and guarantees relating to the Property (“Warranties”).  The foregoing assignment specifically excludes (i) the names “Windsor”, “Windsor Communities” and any variation thereof, (ii) all computers used in connection with the operation of the Property and all computer software, (iii) all operating and marketing materials, records and reports which are proprietary to the operation and management of the Property by Windsor Property Management Company and (iv) any text, graphics, artwork or photographs of the exterior or interior of the Property located at 311 Lowell Street, Andover, Massachusetts [www.windsorcommunities/apartments/boston/andover/].

2.                                      Assumption.  Assignee hereby assumes and takes responsibility for all damages, losses, costs, claims, liabilities, expenses, demands, and obligations of any kind or nature whatsoever attributable to the Contracts, the Licenses and Permits and the Warranties arising or accruing after the date hereof.

G-1

3.                                      Miscellaneous.  This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal Representative, successors and assigns, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.                                      Severability.  If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.                                      Counterparts.  This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

HAMILTON GREEN APARTMENTS, LLC,
a Massachusetts limited liability company

By:	NewReal, Inc., a Massachusetts corporation
its Manager

By:
Name:
Title:

G-2

Exhibit H

FORM OF NOTICE TO TENANTS

Date

Re:	Notice of Change of Ownership of
Windsor Green at Andover
311 Lowell Street
Andover, MA

Ladies and Gentlemen:

You are hereby notified as follows:

1.                                      That as of the date hereof, Windsor Green at Andover LLC has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property (the “Property”) to Hamilton Green Apartments, LLC (the “New Owner”).

2.                                      Future notices and rental payments with respect to your leased premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

3.                                      Your security deposit, if any, has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

Sincerely,

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

H-1

Exhibit I

FORM OF NOTICE TO VENDORS

Date

Re:	Notice of Change of Ownership of
Windsor Green at Andover
311 and 319 Lowell Street
Andover, Massachusetts

Reference is made to an agreement with respect to the furnishing by you of certain services at the captioned property.

Effective this date, the new owner of the property is Hamilton Green Apartments, LLC.  You should direct all bills, notices and other communications to                                                                                                                                                            .

Very truly yours,

SELLER

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

I-1

Exhibit J

FORM OF FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which holds legal title to a U.S.  real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by Windsor Green at Andover LLC, a Delaware limited liability company (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.                                      Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

2.                                      Seller is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations.

3.                                      Seller’s U.S. employer tax identification number is 20-1345501; and

4.                                      Seller’s office address is 125 High Street, High Street Tower, 27th Floor, Boston, MA  02110.

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The undersigned declares that she/he has examined this certification and to the best of her/his knowledge and belief it is true, correct and complete, and she/he further declares that she/he has authority to sign this document on behalf of Seller.

Dated:                             , 2013.

WINDSOR GREEN AT ANDOVER LLC, a Delaware limited liability company

By:
Name:
Title:

J-1

COMMONWEALTH OF MASSACHUSETTS	§
§
COUNTY OF SUFFOLK	§

This instrument was acknowledged before me on                           , 2013 by                                                                           , a                                                                              of Windsor Green at Andover LLC, a Delaware limited liability company, on behalf of said company.

Notary Public
My commission expires:

P-2

Exhibit K

SURVEY

ALTA/ACSM Land Title Survey in Andover, Mass.

Prepared by Hayes Engineering, Inc. Civil Engineers & Land Surveyors

603 Salem Street Wakefield, Mass. 01880

Date: April 8, 2013

BUYER ACKNOWLEDGES RECEIPT OF SURVEY

K-1

Exhibit L

NOTICES OF LITIGATION, GOVERNMENTAL VIOLATIONS
AND CONDEMNATION

NONE

L-1

Exhibit M

CONFIDENTIALITY AGREEMENT

(Attached)

N-1

March 29,2013 William Roberts Christina Reale GID Investment Advisers LLC High Street Tower, 27 the Floor 125 High Street Boston, MA 02110 Re: Windsor Green at Andover Dear Bill and Christina: Jones Lang LaSalle Americas, Inc., a Maryland corporation1 ("Jones Lang LaSalle"), is pleased to confirm the agreement (the "Agreement") under which Jones Lang LaSalle has been exclusively engaged by Windsor Green at Andover LLC, a Delaware limited liability company ("Owner"), to provide the services described below in connection with the above-referenced property (the "Property"). I. SCOPE OF SERVICES On the terms and subject to the conditions described in this letter, Owner hereby engages Jones Lang LaSalle as its exclusive and sole agent to arrange a sale or other disposition (the “Transaction”) of Owner's interest hi the Property. Jones Lang LaSalle acknowledges that Owner's objective is to obtain the best terms suitable for Owner in connection with the Transaction; and in order to achieve that objective, Jones Lang LaSalle shall perform the following services and responsibilities: 1. Determination of Marketing Strategy Jones Lang LaSalle will evaluate and recommend to Owner the appropriate structure, including pricing, and marketing strategy for the Transaction. The primary considerations in determining this structure and strategy will be meeting Owner's objective of completing the Transaction on the most favorable terms obtainable in a timely manner based on a review of the Property and an analysis of comparable transactions. The initial listing price of the Property shall be unpriced. At any time during the term of this Agreement, Owner reserves the right, in its sole and absolute discretion, to: (i) set or adjust the asking price for the Property; (ii) modify the marketing plan implemented by Jones Lang LaSalle; or (iii) withdraw the Property from the market. 2. Preparation of Marketing Presentation Jones Lang LaSalle will prepare a comprehensive marketing presentation ("Offering Memorandum") which shall be subject to the approval of Owner. This Offering Memorandum will provide detailed information necessary for the analysis and evaluation of the Transaction. In addition to descriptive material, the Offering Memorandum will contain financial projections as well as an explanation of the terms and conditions under which a Transaction will be pursued. Jones Lang LaSalle shall conduct Property tours and market tours with all prospective purchasers expressing a desire to do so. Travis D’ Amato or Mike Coyne shall be present on all Property tours with prospective purchasers and Jones Lang LaSalle shall use its best efforts to provide at least twenty-four (24) hours' notice to Owner prior to such tours. p-2

GID Investment Advisers LLC March 29, 20 13 Page 2 3. Creation and Implementation of Marketing Plan During this phase of the engagement, representatives of Jones Lang LaSalle will identify qualified parties who are potentially interested in the Transaction. Such parties will be selected for their perceived interest in the Transaction and financial capability to perform under the terms of the Offering Memorandum. Each such party will be required to sign a confidentiality agreement in a form approved by Owner and then presented with a copy of the Offering Memorandum. Follow-up discussions and on-site property tours will be conducted by Jones Lang LaSalle as needed. 4. Preparation of Due Diligence Information Jones Lang LaSalle will coordinate the preparation of appropriate back-up material, which will be provided to qualified parties in addition to the Offering Memorandum in their detailed investigation of the Property. This information may include, but not be limited to, such items as lease copies, document summaries, tenant-by-tenant computer projections, physical property descriptions and site plans to the extent deemed reasonably appropriate by Jones Lang LaSalle. 5. Contract Negotiations The status of the marketing efforts, discussions, and terms and conditions of any and all offers will be systematically communicated to and discussed with Owner. Owner shall refer all inquiries regarding the Transaction to Jones Lang LaSalle, and Jones Lang LaSalle will assist Owner in conducting all negotiations; provided, however, in no event shall Jones Lang LaSalle have the authority to make any commitments or representations, enter into any agreements or sign any documents on behalf of Owner. All final terms and conditions of the Transaction will be subject to approval by Owner in its sole discretion, and Owner shall have the sole and absolute discretion to accept or reject any offer or to withdraw the Property from the market. 6. Transaction Closing During the term of this Agreement, Jones Lang LaSalle shall meet at least twice a month with Owner (either by phone or in person) to review the status of the market program efforts. Within ten (10) days after the end of each calendar month, Jones Lang LaSalle shall also render a written report to Owner setting forth in detail: (i) the efforts exercised during the prior month; (it) the responses received with respect to such efforts, including the names and addresses of prospective purchasers; (iii) any offers made by such prospective purchasers; (iv) similar information relating to the prospects of any other brokers with whom Jones Lang LaSalle has had contact; (v) a list of all prospects to whom Offering materials have been submitted; (vi) a list of all prospective purchasers who have toured the Property; and (vii) upon Owner's requests, copies of all correspondence with such prospective purchasers and brokers. The final phase of Jones Lang LaSalle’s involvement will be to assist Owner in the coordination of activities required to consummate the Transaction. This will include assistance in the resolution of due diligence and business issues and assistance in the satisfaction of closing requirements. p-3

GID Investment Advisers LLC March 29, 2013 Page 3 Owner acknowledges, however, that Jones Lang LaSalle is not an expert in and is not responsible for any legal, regulatory, tax, accounting, engineering, environmental or other technical matters, all of which shall be solely Owner's responsibility; provided, however, Jones Lang LaSalle shall, based on its professional expertise, assist Owner in connection with such matters, including giving Owner recommendations as to experts to use for such matters and coordinating the work of such experts with the other parties working on the Transaction, but in no event shall Jones Lang LaSalle have responsibility for the work of such experts. II. COOPERATION OF OWNER Promptly after execution of this Agreement, Owner shall provide Jones Lang LaSalle with the names of al1 parties, if any, with whom Owner has discussed the Transaction prior to the date hereof. Owner shall likewise inform Jones Lang LaSalle of the dates and nature of all communications by Owner with any prospective parties concerning the Transaction after the date hereof and shall refer all inquiries from such parties to Jones Lang LaSalle. Owner shall also make available to Jones Lang LaSalle such documents, materials and information regarding the Property, which, in the reasonable professional judgment of Jones Lang LaSalle, are necessary or appropriate for the proper marketing of the Transaction. In addition, Owner agrees to review and verify the accuracy of the rent roll for the Property, the operating expenses of the Property, and all financial and other factual data and other information included in the Offering Memorandum or any other materials submitted to or prepared by Jones Lang LaSalle regarding the Property; and Jones Lang LaSalle shall have no liability with respect to the use of any data or information provided by other parties. III. COMPENSATION As compensation for the services to be performed by Jones Lang LaSalle under this Agreement, if, as and when the Transaction has closed, the deed for the Property has been recorded and the net sales proceeds have been received by Owner, Jones Lang LaSalle shall be entitled to be paid a transaction fee (the “Transaction Fee") equal to an amount determined in accordance with the following schedule: TRANSACTION FEE: 0.5% of the Gross Proceeds For purposes of calculating the Transaction Fee payable to Jones Lang LaSalle under this Agreement, the term "Gross Proceeds" shall mean the total fair market value of the gross consideration (including, without limitation, cash, notes, securities, property, obligations or mortgages assumed or taken subject to, and any other form of consideration) to be received by Owner and/or its investors in connection with the Transaction. Gross Proceeds shall include any portion of the purchase price placed in escrow or subject to a holdback as part of the Transaction but shall not be adjusted by any fees, prorations or closing expenses. The Transaction Fee will become due and payable by Owner upon consummation of a Transaction, whether or not through the efforts of Jones Lang LaSalle, provided Owner has entered into a letter of intent or definitive agreement for the Transaction during the term of this Agreement. In addition, if Owner enters into a letter of intent or definitive agreement for a Transaction within ninety (90) days following the termination of Jones Lang LaSalle's engagement under this Agreement with one or more of the prospective parties contacted by Jones Lang LaSalle while performing its services under this Agreement or one or more of their affiliates and such Transaction subsequently closes, Owner shall be obligated to pay Jones Lang LaSalle the Transaction Fee determined in accordance with the terms of this Agreement upon the consummation of the Transaction. A complete list of such prospective parties, along with a brief synopsis of

GID Investment Advisers LLC March 29,2013 Page 4 communications with such parties, shall be provided to Owner within fifteen (15) days following the effective date of the termination of this Agreement. For purposes of this Agreement, the term "Transaction" shall include a direct or indirect transaction with respect to the Property or of the interests in any entity holding title to the Property, whether accomplished through a sale, merger, consolidation or otherwise; any direct or indirect transaction with respect to a partial ownership interest in the Property; or any capital investment structured as a financing, joint venture or any combination thereof. In no event, however, shall a Transaction be deemed to have occurred if the Transaction does not close for any reason; and in such case, Jones Lang LaSalle shall not be entitled to any Transaction Fee. No Transaction Fee shall be payable to Jones Lang LaSalle upon any direct or indirect transfer of the Property to an affiliate of Owner. IV. EXPENSES Owner shall reimburse Jones Lang LaSalle for all direct and reasonable out-of-pocket third-party costs and expenses incurred by Jones Lang LaSalle within the scope of its engagement pursuant to this Agreement, including, without limitation, marketing materials, printing and production charges, provided that the aggregate amount of such out-of-pocket costs and expenses shall not exceed the sum of $7,500.00 during the term of this Agreement, without Owner's prior written approval. V. TERMINATION The term of Jones Lang LaSalle's engagement by Owner shall begin as of the date hereof and shall end on the earlier of: (a) September 1, 2013, or the closing of the Transaction; provided, however, Jones Lang LaSalle's engagement under this Agreement shall be automatically extended thereafter from month to month upon the same terms and conditions until terminated by either party upon thirty (30) days' prior written notice to the other party; or (b) the date of the closing of the Transaction. Upon termination of this Agreement, neither party will have any liability or continuing obligation to the other, except that: (i) any provision of this Agreement concerning rights or obligations of the parties with respect to representations, reimbursement, indemnification, the return or delivery of documents and other property, and confidentiality shall survive such termination; (ii) Owner shall remain liable for Jones Lang LaSalle's reasonable costs and expenses incurred up to the time of such termination; and (iii) Jones Lang LaSalle's right to payment of a Transaction Fee, if any, under this Agreement shall survive such termination. Notwithstanding anything to the contrary herein, at any time prior to the expiration of the term of this Agreement, Owner may terminate this Agreement upon written notice to Jones Lang LaSalle in the event of Jones Lang LaSalle's negligence in the performance of its responsibilities hereunder or upon the breach of any of the terms of this Agreement, which termination shall be effective upon Jones Lang LaSalle's receipt of such written notice.

GID Investment Advisers LLC March 29, 2013 Page 5 VL INDEMNIFICATION Owner shall indemnify, defend (with attorneys reasonably acceptable to Jones Lang LaSalle) and hold harmless Jones Lang LaSalle, each person or entity deemed to control or to be controlled by Jones Lang LaSalle, and their respective members, partners, shareholders, directors, officers and employees, against and from any and all losses, liabilities, and damages (including, without limitation, reasonable attorneys' fees) arising in connection with any third-party action, claim, proceeding or investigation relating to this engagement, except such as may be imposed or incurred by reason of the negligence, willful misconduct or fraud of Jones Lang LaSalle (or any of its employees or agents) in the performance of Jones Lang LaSalle’s services and responsibilities hereunder and provided that Jones Lang LaSalle has acted within the scope of its authority described in this Agreement. Jones Lang LaSalle shall indemnify, defend (with attorneys reasonably acceptable to Owner) and hold harmless Owner, each person or entity deemed to control or to be controlled by Owner, and their respective members, partners, shareholders, directors, officers and employees, against and from any and all losses, liabilities, and damages (including, without limitation, reasonable attorneys’ fees) arising in connection with any third-party action, claim, proceeding, or investigation relating to this engagement which may be imposed or incurred by reason of the negligence, willful misconduct, or fraud of Jones Lang LaSalle (or any of its employees or agents). The foregoing indemnification obligations shall survive the expiration or early termination of this Agreement. VII. GENERAL PROVISIONS 1. Notices. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be either: (a) delivered personally by hand; (b) sent by certified United States mail, return receipt requested; (c) sent by a nationally recognized overnight courier service; or (d) sent by facsimile, provided a copy of any facsimile notice is also sent by one of the other foregoing means. All notices to either party shall be delivered to the following address provided either party may change such address by delivering notice to the other party in accordance with the provisions of this paragraph: Notice to Jones Lang LaSalle: Jones Lang LaSalle Americas, Inc. One Post Office Square, 27th Floor Boston, MA 02109 Attention: Travis D'Amato Facsimile No.: (312) 938-1593 Notice to Owner: Windsor Green at Andover LLC 125 High Street, 27"1 Floor Boston, MA 02110 Attention: William Roberts Facsimile No.: (617)557-1474 and Attention: Christina Reale Facsimile No.: (617)589-9504

GID Investment Advisers LLC March 29, 2013 Page 6 with a copy to: .with a copy lo: Jones Lang LaSalle Americas, Inc. GID Investment Advisers LLC 200 East Randolph Dr. 125 High Street, 27th Floor Chicago, Illinois 60601 Boston, MA 02110 Attention: General Counsel Attention: Robert S. Farrington, Jr. Facsimile No.: (312)228-2277 Facsimile No.: (617)557-1429 All notices shall be deemed given upon receipt or upon the date such receipt is refused by the party receiving such notice. 2. Confidentiality. Jones Lang LaSalle agrees, for itself and all persons retained or employed by Jones Lang LaSalle in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Jones Lang LaSalle, which may become known to Jones Lang LaSalle in me performance of, or as a result of, its services, except where Owner specifically authorizes Jones Lang LaSalle to disclose, in writing, any of the foregoing to others or such disclosure reasonably results from the performance of Jones Lang LaSalle's duties hereunder; provided, however, that for purposes of this Agreement, information shall not be deemed to be confidential if it is otherwise within the public domain or if Jones Lang LaSalle has obtained such information from a source other than Owner or its employees or agents. 3. Announcements. Jones Lang LaSalle will not issue any press releases or announcements regarding the Transaction without the prior approval of Owner as to the contents thereof. 4. Taxes. Owner shall not be responsible for any net income, franchise or property tax assessed against Jones Lang LaSalle, all of which shall be the responsibility of Jones Lang LaSalle. 5. Interest; Litigation Costs. If any payment due hereunder is not paid when due, such payment shall bear interest at the rate of one percent (1%) per month from the date due to the date paid. In the event there is any litigation between Owner and Jones Lang LaSalle with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and disbursements in such litigation from the other party. 6. Brokers. Jones Lang LaSalle shall not be required to deal with any other brokers or finders unless they are representing another party to the Transaction and have agreed to be paid by such other party, and neither Owner nor Jones Lang LaSalle shall have any obligations for such brokers or finders. Except as set forth in the immediately preceding sentence, each party represents and warrants to the other party that it has not and will not deal with any other brokers or finders who are or will be entitled to any compensation with respect to the Transaction; and each party agrees to indemnify the other party for its breach of such representation and warranty. 7. Authority; Construction. Owner represents and warrants that it is the owner of the Property, that it is duly authorized to enter into this Agreement and perform its obligations hereunder and that it is authorized to enter into the Transaction in accordance with the terms hereof. Jones Lang LaSalle represents and warrants that is duly authorized to enter into this Agreement and perform its obligations hereunder. This Agreement is intended to create an independent contractor relationship between Jones Lang LaSalle and Owner, and nothing herein shall be construed as creating an employer/employee or partnership relationship between the parties. p-7

GID Investment Advisers LLC March 29,2013 Page 7 8. Financing. In an effort to maximize proceeds from a Transaction, Owner recognizes that Jones Lang LaSalle may also be contacting lending institutions regarding their potential interest in financing the Property; in some cases, potential purchasers may request Jones Lang LaSalle's assistance in placing debt on the Property. In such cases, Jones Lang LaSalle will notify and obtain consent from Owner. Owner will have the right to approve or decline permission. 9. Assignment: Successors. Neither party shall assign their rights or obligations under this Agreement, in whole or in part, or any payments due or to become due under this Agreement without prior written consent of the other party (and any such attempted assignment or delegation shall be void); provided, however, either party may assign this Agreement to an affiliate or to an entity which succeeds to all or substantially all of the business of the assignor, but no such assignment shall relieve the assignor of its obligations hereunder. Except as described in the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the parties to this Agreement. 10. Dual Representation. Owner understands and acknowledges that Jones Lang LaSalle may solicit offers for the Property from clients of Jones Lang LaSalle or its affiliates and that Jones Lang LaSalle may, in addition to its representation of Owner hereunder, represent one or more other prospective parties to the Transaction. In addition, Owner understands and acknowledges that Jones Lang LaSalle or one of its affiliates may make an offer on behalf of itself for the Property. Jones Lang LaSalle shall disclose to Owner any such potential relationship and obtain Owner's prior approval thereof, and Jones Lang LaSalle shall not be entitled to any compensation from Owner, in addition to that set forth above, for representing itself or any other party. 11. Limited Liability. Neither party shall be liable to the other for, and each party hereby waives any and all rights to claim against the other, any special, indirect, incidental, consequential, punitive or exemplary damages in connection with this Agreement, including, but not limited to, lost profits, even if such party has knowledge of the possibility of such damages; and excluding (i) third party claims for bodily injury or property damage, and; (ii) claims based on Jones Lang LaSalle's gross negligence or willful misconduct, in no event shall Jones Lang LaSalle’ s liability to Owner exceed the greater of (i) Two Hundred percent (200%) of fees paid to Jones Lang LaSalle pursuant to this Agreement or (ii) $500,000. 12. Counterparts; Electronic Copies. This Agreement may be executed in any number of separate counterparts and by facsimile signatures, each of which shall together be deemed an original, but the several counterparts shall together constitute one and the same instrument. In addition, the parties agree that: (i) an electronic signature shall be considered an original signature; and (ii) a copy of the Agreement shall be considered an original instrument, and each, together or separately, shall become binding and enforceable as if original and the parties may rely on the same to prove the authenticity of the Agreement. 13. Governing Law. This Agreement shall be governed by the law of the state where the Property is located, without regard to the conflicts of law principles of such state. 14. Waiver of Trial by Jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

GID Investment Advisers LLC March 29,2013 Page 8 15. Non-Discrimination Owner and Broker agree that the Property will be offered in compliance with all applicable anti-discrimination laws 16. Press Release. Any advertising, signage or press release regarding the marketing of the Property for sale or a consummated transaction is prohibited without the prior consent of Owner, which consent may be granted or withheld in Owner's sole discretion. 17. Complete Agreement, This document (including any exhibits referred to herein and attached hereto, which are incorporated herein by reference) contains the entire agreement between the parties and supersedes any prior discussions, negotiations, representations, or agreements, written or oral, between the parties hereto or any of their respective affiliates respecting the subject matter hereof. No alterations, additions, or other changes to this Agreement shall be made or binding unless made in writing and signed by both parties to this Agreement. If the foregoing accurately reflects our agreement, please execute this Agreement below and return it to the undersigned JONES LANG LA SALLE AMERICAS, INC." By: Title: AGREED and ACCEPTED this 2 day of April - ___________.WINDSOR GREEN AT AND OVER LLC By: 1 In Illinois, use Janes Lang LaSalle Americas (Illinois), LP., an Illinois limited partnership " In Illinois, use Jones Lang LaSnlle Americas (Illinois), L.P., an Illinois limited partnership iii In WA and/or OR, use Jones Lang LaSalle Brokerage, Inc. R:VAndovertLtstljij Agreement JLL (3-29-13).dDc Senior Vice president Tutle: Vice President

Exhibit N

SCHEDULE OF PERSONAL PROPERTY

(Attached)

N-1

Exhibit O

LIST OF LEASES

(Attached)

O-1

Exhibit P

TITLE COMMITMENT

FIRST AMERICAN TITLE INSURANCE COMPANY

A.L.T.A. COMMITMENT

SCHEDULE A

NUMBER:	13-7393	EFFECTIVE DATE:	June 2, 2013
@ 8:00 A.M.

1.                                      Policy or Policies to be issued:

ALTA OWNER’S POLICY 2006

OWNER’S:	$To be determined

Proposed Insured:	To be determined

ALTA LOAN POLICY 2006

LOAN:	$To be determined

Proposed Insured:	To be determined

2.                                      The estate or interest in the land described or referred to in this Commitment and covered herein is a fee simple, and title thereto is at the effective date hereof vested in:

Windsor Green at Andover LLC

3.                                      The land referred to in the Commitment is The property located at 311 & 319 Lowell Street, Andover, Essex County, Massachusetts and more particularly described in Exhibit “A”, attached.

NOTE 1:                                                As in hereinafter used, “recorded” shall mean “recorded with the Essex North District Registry of Deeds.”

Countersigned:

Authorized Signatory

SCHEDULE B - Section 1

The following requirements to be complied with:

1.                                      Instrument(s) creating the estate or interest to be insured must be approved, executed and filed for record:

NOTE 2:                                                In the case of corporate signatories, documents must be signed by the President or Vice President and Treasurer or Assistant Treasurer of the respective corporations.  Alternatively, corporate resolutions which authorize the signatories on the documents must be obtained and recorded with a clerk’s certificate of incumbency.

2.                                      Payment of the full consideration to, or for the account of, the grantors or mortgagors.

3.                                      Receipt of current and accurate instrument survey and Surveyor’s Report form acceptable to the Company in order to modify or delete Items 2 (c) and 2 (d) of Schedule B-Section 2 of the loan policy to be issued.

4.                                      Receipt of properly executed Mechanic’s Lien and Parties in Possession Affidavit  in order to modify Items 2 (a) and 2 (b) of Schedule B-Section 2.

5.                                      The actual value of the estate or interest to be insured must be disclosed to the Company, and subject to approval by the Company, entered as the amount of the policies to be insured.  Until the amount of the policies to be issued shall be determined, and entered as aforesaid, it is agreed that as between the Company, the applicant for the policies, and every person relying on the policies, the Company cannot be required to approve any such evaluation in excess of $100,000.00 and the total liability of the Company on account of these policies shall not exceed said amount.

6.                                      Upon full disclosure to the Company of the nature and scope of this transaction and its review and approval of the closing documents, including all instruments or documents relating to any foreclosure sale commenced within the past year, and further including updated certifications of title, the Company reserves the right to raise such other and further exceptions and requirements as are appropriate.

7.                                      Obtain and record discharge, termination or release of the following:

a)             Mortgage and Security Agreement from Windsor Green at Andover LLC to Massachusetts Housing Partnership Fund Board in the original principal amount of $15,000,000.00 dated February 15, 2008 and recorded in Book 11067, Page 58.

b)             Assignment of Leases, Rents and Contracts from Windsor Green at Andover LLC to Massachusetts Housing Partnership Fund Board dated February 15, 2008 and recorded in Book 11067, Page 72.

8.                                      Obtain and record Subordination, Non-Disturbance and Attornment Agreements with respect to Schedule B-Part 2, Exceptions 6, 13 and 14 in order to move to Schedule B-Part 2 of the final loan policy.

9.                                      Obtain and record Estoppel Certificate for Easement referenced in Schedule B-Part 1, Exception 17 in order to provide affirmative insurance that said Exception has not been violated and is in full force and effect.

10.                               Obtain and record consent and approval from Massachusetts Housing Partnership Fund Board pursuant to the Agreement referenced in Exception 23, to the transfer to be insured hereunder.

NOTE 3:  The following items apply to transactions involving limited liability companies:

8.                                      Good standing certificate from the Secretary of the Commonwealth of Massachusetts, disclosing names of manager(s) authorized to act on behalf of company, and naming person or entity authorized to act with respect to real estate.

9.                                      Documents are to be signed by the manager and/or person or entity authorized to act with respect to real estate AS ON FILE WITH THE MA SECRETARY OF STATE. In the alternative, a Manager’s Certificate is to be recorded authorizing an alternate signatory.

SCHEDULE B - Section 2

Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the Company.

1.                                      Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.                                      Any policy issued pursuant hereto will contain the standard exceptions set forth below.  For loan policies see specific requirements set forth in Schedule B - Section 1 hereof.

a.                                      Any liability for mechanics’ or materialmen’s liens.

b.                                      Rights or claims of parties in possession not shown by the public records.

c.                                       Encroachments, overlaps, boundary line disputes, and any matters that would be disclosed by an accurate survey and inspection of the premises.

d.                                      Easements, or claims of easements, not shown by the public records.

3.                                      The exact acreage or square footage other than stated in the description sheet annexed or the plan(s) therein referred to.

4.                                      Any matters that would be disclosed by a current municipal lien certificate.

5.                                      Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of   Lowell Street and the adjoining streets and ways.

6.                                      Terms and provisions of a lease by and between Windsor Green at Andover LLC, as Lessor, and STC Six Company, as Lessee, dated March 25, 2010, Notice of which is dated December 11, 2009 and recorded in Book 12082, Page 238, as affected by Memorandum of Lease Supplement by and between STC Six Company and Bell Atlantic Mobile of Massachusetts Corporation Ltd., dated October 27, 2010 and recorded in Book 12293, Page 93, as affected by Notice of Lease by and between STC Six Company and New Cingular Wireless PCS, LLC dated October 29, 2010 and recorded in Book 12380, Page 134, as affected by Notice of Site License Acknowledgement recorded in Book 11518, Page 144.

7.                                      Taking by the Commonwealth of Massachusetts Department of Public Works for the relocation of Lowell Street and for access easement on Parcel 11-R-1 shown on Plan No. 6129 by Order dated November 26, 1969, and recorded in Book 1145, Page 150, as affected by Amendment to Access Easement Agreement dated April 28, 2005 and recorded in Book 9483, Page 41, as shown on the Survey entitled “ALTA/ACSM Land Title Survey”, in Andover, Mass., by Hayes Engineering, dated September 27, 2007, (“the Survey”)

NOTE 4:                                                The Company insures against loss or damage arising out of the enforcement or attempted enforcement of rights of access over that portion of Parcel 11-R-1 not contained within the Right of Way described in the Easement recorded in Book 2820, Page 81 or within the 24’ Wide Access Easement shown on the plan recorded as Plan No. 14483.

8.                                      Taking by the Commonwealth of Massachusetts Department of Public Works of an easement related to Parcel 11-RS-1 Easement to construct slopes of excavation and/or embankment in Parcel 11-RS-1 shown on Plan No. 6212 by Order dated May 27, 1970, and recorded in Book 1153, Page 684, as affected by Amendment to Access Easement Agreement dated April 28, 2005 and recorded in Book 9483, Page 41, as shown on the Survey entitled “ALTA/ACSM Land Title Survey”, in Andover, Mass., by Hayes Engineering, dated September 27, 2007, (“the Survey”)

NOTE 5:                                                The Company insures against loss or damage arising out of the enforcement or attempted enforcement of rights of access over that portion of Parcel 11-R-1 not contained within the Right of Way described in the Easement recorded in Book 2820, Page 81 or within the 24’ Wide Access Easement shown on the plan recorded as Plan No. 14483.

NOTE 6:                                                This policy affirmatively insures that an exercise of rights under the Takings referenced in Exceptions 7 and 8 do not adversely affect the use of the buildings located on the Insured Premises.

9.                                      Rights and easement granted in Reciprocal Easement Agreement between Andover Real Estate Corporation and Rolling Green Motor Inn Corporation dated September 22, 1982, and recorded in Book 1617, Page 187, as affected by Easement Relocation Agreement dated April 28, 2005 and recorded in Book 9483, Page 73, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 7:                                                This policy affirmatively insures that an exercise of rights under the Easement referenced in Exception 9 does not adversely affect the use of the buildings located on the Insured Premises.

10.                               Easement from Dauphin Corporation to Harry Axelrod dated July 15, 1985, and recorded in Book 2005, Page 128, with respect to “Right of Way Easement 66’ Wide” shown on a plan entitled “Plan of Land in Andover, Mass., owned by Rolling Green Motor Inn Corp.” dated May 29, 1985 and recorded as Plan No. 9957 as affected by Declaration and Grant of Easements between Harry Axelrod and Lowell Street Associates Limited Partnership dated May 22, 1991 recorded with the Registry in Book 3274, Page 96, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 8:                                                This policy affirmatively insures that an exercise of rights under the Easement referenced in Exception 10 does not adversely affect the use of the buildings located on the Insured Premises.

11.                               Rights and easement granted in Easement Agreement between Inncorp Development Limited Partnership and David Bruce Maddox, Trustee of Powers Realty Trust, dated September 30, 1988, and recorded in Book 2820, Page 81, as amended by the Amendment to Access Easement Agreements recorded in Book 9483, Page 41, as affected by Confirmation Regarding Easement Agreement, dated May 8, 2007, recorded in Book 10750, Page 111, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 9:                                                This policy affirmatively insures that an exercise of rights under the Easement referenced in Exception 11 does not adversely affect the use of the buildings located on the Insured Premises.

12.                               Rights granted in a Lease dated June 19, 1999, with Sprint Spectrum LP., as Tenant, Notice of which is recorded in Book 5691, Page 307.

13.                               Notice of Lease to Andtower, LLC dated April 28, 2005 and recorded in Book 9483, Page 59, as affected by Amendment to Notice of Lease dated April 28, 2005 and recorded in Book 9483, Page 132, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 10:                                         This policy affirmatively insures that an exercise of rights under the tenants under the Notices of Lease referenced in Exceptions 6, 12 and 13 do not adversely affect the use of the buildings located on the Insured Premises.

14.                               Rights and easement granted in Easement to New England Telephone and Telegraph Company dated February 22, 2000, and recorded in Book 5691, Page 313, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

15.                               Rights and easement granted in Easement to Massachusetts Electric Company dated March 21, 2000, and recorded in Book 5708, Page 29, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 11:                                         This policy affirmatively insures that an exercise of rights under the Easement referenced in Exception 15 does not adversely affect the use of the buildings located on the Insured Premises.

16.                               Terms and provisions of Declaration and Grant of Easement, Rights and Restrictions dated June 17, 2003 and recorded with the Registry in Book 7920, Page 113, as amended by Restatement of Declaration and Grant of Easements, Rights and Restrictions dated April 28, 2005 and recorded in Book 9483, Page 11, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

17.                               Grant of Utility Easement and Easement Agreement between Criterion Andover Apartments, L.P. and Yvon Cormier and Denise Enxing, Trustees of CA Investment Trust dated April 28, 2005 and recorded in Book 9483, Page 95, as shown on the Survey. (AFFECTS 311 LOWELL STREET ONLY)

NOTE 11:                                         This policy affirmatively insures that an exercise of rights under the Easement referenced in Exception 17 does not adversely affect the use of the buildings located on the Insured Premises.

18.                               Grant of Easement between Comcast of Massachusetts I, Inc. and Criterion Apartments, LP, dated September 24, 2006, recorded in Book 10382, Page 207.

19.                               Easement to Verizon New England Inc., dated March 22, 2006, recorded in Book 10097, Page 46.

20.                               Easement to Massachusetts Electric Company, dated September 27, 2005, recorded in Book 9842, Page 154.

21.                               Matters disclosed on a survey entitled “ALTA/ACSM Land Title Survey in Andover, Mass.”, prepared by Hayes Engineering, dated September 27, 2007:  Gravel path shown at Northeast corner of Parcel 1appears to run on and off insured premises and abutter’s premises.

22.                               Terms and provision of Chapter 40B Regulatory and Affordable Housing Agreement for Limited Dividend Organizations, between Criterion Andover Apartments LP and Massachusetts Housing Partnership Fund Board, dated February 15, 2008, recorded in Book 11067, Page 28.

NOTE 12:                                         Although excluded from coverage under the Policy to be issued, notice is hereby given of the following matters being Items 24-29, which appear of record:

23.                               Notice of Variance by the Andover Board of Appeals granted to Sprint Spectrum L.P., recorded in Book 5647, Page 199 (Decision No. 2956).

24.                               Order of Conditions from the Andover Conservation Commission (DEP File No. 090-0853) issued October 22, 2003 and recorded on January 14, 2005 in Book 9304, Page 216, as affected by a Certificate of Compliance, recorded in Book 10737, Page 79.

25.                               Notice of Variance by the Andover Board of Appeals granted to Rolling Green Motor Inn Corp. recorded in Book 1910, Page 234 (Decision No. 1699).

26.                               Decision for Comprehensive Permit by the Andover Board of Appeals recorded in Book 8447, Page 238, as affected by Certification of No Appeal recorded in Book 8447, Page 248, as affected by Decision Consenting to Proposed Transfer of Comprehensive Permit Decision No. 3312, Decision No. 3449, dated August 16, 2004 and recorded in Book 9082, Page 177; as affected by Finding of Insubstantial Change dated February 15, 2005 and recorded in Book 9417, Page 39; as affected by Decision to Extend and Determination of Insubstantial Changes, Decision No. 3451, dated August  16, 2004 and recorded in Book 9474, Page 141; as affected by Stipulation of Dismissal with Prejudice recorded in Book 9483, Page 1, as affected by Finding of Insubstantial Change by Town of Andover, (Comprehensive Permit #3312), issued to AND Development, LLC, dated April 25, 2005, recorded in Book 9554, Page 98. Also see Decision in Book 9696, Page 75, as affected by Decision of the Zoning Board of Appeals, Town of Andover, recorded in Book 10832, Page 31.

27.                               Notice of Decision by the Andover Zoning Board of Appeals granted to Altiostar Networks, Inc., recorded in Book 13434, Page 307 (Decision No. 4022).

28.                               Notice of Decision by the Zoning Board of Appeals of the Town of Andover recorded in Book 11995, Page 294.

29.                               Notice of Decision of the Town of Andover Zoning Board of Appeals dated March 3, 2011 and recorded            in Book 12467, Page 239.

EXHIBIT A

Real property in the Town of Andover, County of Essex, Commonwealth of Massachusetts, described as follows:

Parcel 1(311 Lowell Street)

A certain Parcel of land with the buildings and improvements thereon in Andover, Essex County, Massachusetts, and being shown as Lot 2 on a plan entitled “Plan of Land-307-311 Lowell- Street Andover, Mass.”, prepared for Lowell Street Associates Limited Partnership by Otte & Dwyer, Inc. Land Surveyors dated June 21, 2004, recorded with the Essex North Registry of Deeds (“Registry”) as Plan No. 14808 on June 30, 2004, described as follows:

Beginning at a point on the northwesterly sideline of said Lowell Street, said point being the Southwesterly most corner of said Lot 2; thence running

N 33-29-14 W one hundred eighteen and 00/100 (118.00) feet to a corner; thence turning and running

S 52-05-47 W two hundred forty and 72/100 (240.72) feet to a corner; thence turning and running

N 33-29-14 W one hundred ninety and 00/100 (190.00) feet to a corner; thence turning and running

S 62-29-44 W two hundred forty-nine and 86/100 (249.86) feet to a point; thence

S 66-05-13 W thirty-eight and 95/100 (38.95) feet to a point; thence

S 60-14-01 W fifteen and 62/100 (15.62) feet to a corner; thence turning and running

Northwesterly by a curved line to the right having a radius of 320.00 feet, a distance of seven and 04/100 (7.04) feet; thence

N 27-21-52 W four hundred thirty-four and 86/100 (434.86) feet to a point; thence

N 18-50-48 W one hundred ten and 67/100 (110.67) feet to a corner; thence turning and running

N 64-33-42 E six hundred sixty-five and 69/100 feet (665.69) feet to a corner; thence turning and running

S 26-18-33 E one hundred forty-six and 76/100 (146.76) feet to a point; thence

Southeasterly by a curved line to the left having a radius of 50.00 feet, a distance of seventy- eight and 54/100 (78.54) feet; thence

N 63-41-27 E thirty-six and 78/100 (36.78) feet to a corner; thence turning and running

S 34-36-07 E one hundred seventy-six and 83/100 (176.83) feet to a corner; thence turning and running

N 54-37-39 E sixty and 54/100 (60.54) feet to a corner; thence turning and running

S 34-34-40 E forty-five and 00/100 (45.00) feet to a corner; thence turning and running

S 20-40-48 W sixty-two and 81/100 (62.81) feet to a point; thence

Southwesterly by a curved line to the right having a radius of 50.00 feet, a distance of forty-four and 95/100 (44.95) feet; thence

Southeasterly by a curved line to the left having a radius of 35.00 feet, a distance of seventy-four and 60/ 100 (74.60) feet; thence

Southeasterly again, by a curved line to the left having a radius of 122.00 feet, a distance of ninety-seven and 40/100 feet (97.40) feet to a corner; thence turning and running

S 50-15-40 E three and 05/100 (3.05) feet to a corner; thence turning and running

N 39-44-20 E twenty-seven and 00/100 (27.00) feet to a corner; thence turning and running

S 50-15-40  E thirty and 00/100 feet (30.00) feet to a corner; thence turning and running

N 39-44-20 E eleven and 21/100 (11.21) feet to a point; thence

Southeasterly by a curved line to the right having a radius of 25.00 feet, a distance of forty-one and 79/100 (41.79) feet to a point; thence

S 44-29-27 E forty-seven and 73/100 (47.73) feet, to a point on the northwesterly sideline of said Lowell Street; thence turning and running by said sideline on three courses as follows:

S 37-46-23 W two hundred six and 73/100 (206.73) feet to a corner; thence turning and running

N 52-13-37 W five and 00/100 (5.00) feet to a corner; thence turning and running

Southwesterly by a curved line to the right having a radius 1047.44 feet, a distance of one hundred forty-two and 24/100 (142.24) feet to the point of beginning.

Together with the benefit of certain rights as provided in the following documents:

1.              Declaration and Grant of Easements between Harry Axelrod and Lowell Street Associates Limited Partnership dated May 22, 1991 recorded with the Registry in Book 3274, Page 96 (“1991 Easement Agreement”)

2.              Rights and easement granted in Reciprocal Easement Agreement between Andover Real Estate Corporation and Rolling Green Motor Inn Corporation dated September 22, 1982, and recorded with the Registry in Book 1617, Page 187, as affected by Easement Relocation Agreement dated April 28, 2005, and recorded with the Registry in Book 9483, Page 73.

3.              Rights and easements granted in a certain Declaration and Grant of Easement, Rights and Restrictions dated June 17, 2003 and recorded with the Registry in Book 7920, Page 113, as affected by Restatement of Declaration and Grant of Easements, Rights and Restrictions dated April 28, 2005 recorded with the Registry in Book 9483, Page 11.

Parcel 2 (319 Lowell Street)

The land with the buildings thereon situated on Lowell Street in Andover, No. Essex County, Massachusetts and being shown as Lot 3 on a plan of land entitled “Plan of Land in Andover, Mass. as surveyed for John Bolten” drawn by McCracken Bros. Engineers, Methuen, Mass., Scale 1”=20’ dated January 7, 1947 and recorded in No. Essex County Registry of Deeds as Plan

#1692 to which plan reference is made for a more particular description of Lot 3, as affected by Taking by the Commonwealth of Massachusetts for the relocation of Lowell Street dated December 4, 1956 and recorded in the Registry in Book 856, Page 100, as affected by an entry dated June 25, 1957 and recorded in the Registry in Book 858, Page 84, and being more particularly described as follows:

Beginning at a point on the northwesterly sideline of said Lowell Street said point being the southwesterly most corner of Lot 2; thence running

N 33-29-14 W one hundred eighteen and 00/100 (118.00) feet to a corner; thence turning and running

S 52-05-47 W eighty and 24/100 (80.24) feet to a corner; thence turning and running

S 33-31-35 E one hundred twenty-six and 06/100 (126.06) feet to a corner; thence turning and running

Northeasterly by the sideline of Lowell Street by a curved line to the left having a radius of 1047.44 feet, eighty-one and 19/100 (81.19) feet to the point of beginning.